SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

VALEANT PHARMACEUTICALS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2004

To the Stockholders of

Valeant Pharmaceuticals International:

        It is my privilege as Valeant’s Chairman and Chief Executive Officer to personally invite you to the Company’s 2004 Annual Meeting of Stockholders to be held on Tuesday, May 25, 2004 at 1:00 p.m. local time at our corporate headquarters at 3300 Hyland Avenue, Costa Mesa, California 92626.

        At this year’s meeting, Stockholders will be asked to vote on the following proposals:

1.	The election of three Directors.

2.	The ratification of PricewaterhouseCoopers LLP’s appointment as the Company’s independent auditors.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Details regarding these proposals and the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement.

        Our Board of Directors remains committed to the highest standards of integrity and effective corporate governance. Our positive strides toward greater transparency are reflected in our revised Corporate Governance Guidelines and the enhanced Company website. Our efforts in this area have also been highlighted at several investor conferences this past year.

        The Charters for the Finance and Audit, Compensation, Corporate Governance and Nominating Committees are attached as Annex A, B, C and D, respectively. The charters were revised to ensure that all recently approved Securities and Exchange Commission rulings and New York Stock Exchange listing standards are appropriately incorporated.

        The Company’s 2003 Annual Report and Form 10-K accompany this Proxy Statement.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ON BEHALF OF YOUR BOARD OF DIRECTORS, WE URGE YOU TO MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. The marking, signing, dating, and mailing of the enclosed proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. The proxy may be revoked at any time before its exercise.

Robert W. O’Leary
Chairman of the Board

VALEANT PHARMACEUTICALS INTERNATIONAL

3300 Hyland Avenue
Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2004

To the Stockholders of

Valeant Pharmaceuticals International:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), will be held at our corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626, on May 25, 2004, at 1:00 p.m. local time for the following purposes:

1.	To elect three directors to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on April 14, 2004 will be entitled to notice of and to vote, in person or by proxy, at the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Christina de Vaca
Secretary

Dated: April 20, 2004

        PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

i

VALEANT PHARMACEUTICALS INTERNATIONAL

3300 Hyland Avenue
Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 25, 2004

        This Proxy Statement is being mailed on or about April 20, 2004 to stockholders of record at the close of business on April 14, 2004 (the “Record Date”) of Valeant Pharmaceuticals International (the “Company” or “Valeant”) in connection with the solicitation of proxies by the Valeant Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 25, 2004, and any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

        When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in accordance with the recommendations of the Board of Directors. A stockholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, at the address of the Company, by revoking it in person at the Annual Meeting, or by voting at the Annual Meeting. Stockholders may also revoke a prior proxy by executing a later-dated proxy and submitting it to any person, provided that such person delivers such later-dated proxy to the Secretary of the Company prior to commencement of the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned the enclosed proxy does not alone revoke the proxy.

        If shares are held by a broker or other intermediary, you must either instruct the broker or intermediary as to how to vote such shares or obtain a proxy, executed in your favor by your broker or intermediary, to be able to vote such shares at the Annual Meeting in person or by proxy. You should consult with your broker or other intermediary concerning the method of revoking their proxy.

VOTING SECURITIES

        Only stockholders of record at the close of business on April 14, 2004 (a “Stockholder”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 14, 2004, there were outstanding 83,828,851 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), held of record by approximately 6,011 Stockholders, each of which shares is entitled to one vote at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

          The Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Company provides that the Board of Directors be divided into three classes of directors. Three directors can be elected at the Annual Meeting, each to serve until the 2007 Annual Meeting of Stockholders or until his or her respective successor is elected and qualified. Upon the recommendation of the Nominating Committee, the Board of Directors nominates for election as directors at the Annual Meeting: Edward A. Burkhardt, Timothy C. Tyson and Elaine S. Ullian. If for any reason one or more nominees should not be available for election or be unable to serve as directors, the accompanying proxy will be voted for the election of such other persons, if any, as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will be unavailable for election or unable to serve.

        Apart from the three nominees recommended by the Board of Directors, no other persons have been nominated for election as directors. Procedures to be used by a Stockholder submitting a nomination for the Board of Directors are provided under the caption “Stockholder Proposals and Nomination of Directors for the 2005 Annual Meeting.”

VOTE REQUIRED

        The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. After a quorum is established, the affirmative vote of a plurality of the votes cast by the holders of the Common Stock present, in person or by proxy at the Annual Meeting and entitled to vote their Common Stock, is required to elect directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting. When a proxy in the form enclosed with this Proxy Statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the nominees of the Board of Directors listed above. Abstentions and broker non-votes in connection with the election of directors will have no effect on such election, because directors are elected by plurality of the votes cast at the Annual Meeting.

        The Board of Directors of the Company recommends that the Stockholders vote FOR the election of the three nominees for director proposed by your Board: Edward A. Burkhardt, Timothy C. Tyson and Elaine S. Ullian.

INFORMATION CONCERNING COMPANY NOMINEES AND DIRECTORS

        The Board of Directors presently consists of nine members. Our Bylaws divide the Board of Directors into three equal classes, with each class elected to a three-year term on a staggered basis. Accordingly, at each annual meeting, the terms of one-third of the Directors expire and the stockholders elect their successors. If a Director ceases to serve before his or her term expires, the Board of Directors will appoint a new director to serve out the remainder of the term, as a member of the same class as the director he or she succeeded. The Board of Directors also has the power to appoint directors to fill vacancies created by new directorships if the Board of Directors increases in size.

        Gen. Ronald R. Fogleman and Mr. Steven J. Lee, who are currently serving as directors, have chosen not to stand for re-election at the 2004 Annual Meeting of Stockholders. Edward A. Burkhardt has served as a director of the Company since 2001. Timothy C. Tyson has served as President and Chief Operating Officer of the Company since November of 2002 and is being nominated, consistent with the Company’s Chief Executive Officer succession plan, to succeed Ronald R. Fogleman. Elaine S. Ullian’s name was submitted for candidacy by a non-management director to succeed Steven J. Lee. Edward A. Burkhardt, Timothy C. Tyson, and Elaine S. Ullian are standing for election for a term expiring in 2007.

        Richard H. Koppes, Robert W. O’Leary, and Randy H. Thurman are serving until the 2005 Annual Meeting of Stockholders. Robert A. Ingram, Lawrence N. Kugelman, and Theo Melas-Kyriazi are serving until the 2006 Annual Meeting of Stockholders.

        The Nominating Committee of the Board of Directors considers the qualifications of potential candidates for election as directors and recommends candidates to the Board of Directors. The members of the Nominating Committee are Messrs. Koppes, Burkhardt and Ingram. The Nominating Committee considered potential candidates to fill the three positions to be filled at the Annual Meeting. The Nominating Committee interviewed and reviewed the background and qualifications of various candidates whose names had been submitted by several non-management directors for consideration as potential director nominees. The Nominating Committee also sought assistance from the firm of Spencer Stuart, a third party search firm, in identifying potential candidates, for which a fee was paid.

        The Nominating Committee made reports to the Board of Directors on March 2, 2004 and April 7, 2004. Following those reports, the Board determined that it would be in the best interests of the Company and its Stockholders to nominate Messrs. Burkhardt and Tyson and Ms. Ullian as directors to be elected at the Annual Meeting. The Nominating Committee has determined that Mr. Burkhardt and Ms. Ullian are independent directors consistent with the NYSE director independence standards and the Company’s Corporate Governance Guidelines. Mr. Burkhardt recused himself as to his own nomination.

        Set forth below with respect to each director or nominee is certain personal information, including the present principal occupation and recent business experience, age, year commenced service as a director of the Company, and other public company directorships.

		Year First
		Serving as
Name and Principal Occupation	Age	Director	Other Public Company Directorships

Nominees For Election
EDWARD A. BURKHARDT(a)(b)(f) Mr. Burkhardt has been the President of Rail World, Inc. since August 1999. From October 1987 through August 1999, Mr. Burkhardt held a number of positions with Wisconsin Central Transportation Corporation, including Chairman, President, and Chief Executive Officer.	65	2001	PolyMedica Corporation (member of Audit Committee and Governance Committee)
TIMOTHY C. TYSON
Mr. Tyson has been the President and Chief Operating Officer of the Company since November 2002. From June 1998 through November 2002, Mr. Tyson served as President of Global Manufacturing and Supply for GlaxoSmithKline plc. From February 1992 through June 1998, he held various general management positions at GlaxoSmithKline, including Vice President, General Manager Glaxo Dermatology and Cerenex Division; Vice President, General Manager Marketing and Vice President, General Manager Business Operations. He managed two divisions, launched 32 pharmaceutical products and managed the 5,000 person sales force.
	52	2004
ELAINE S. ULLIAN Ms. Ullian has been the President and Chief Executive Officer of Boston Medical Center since July 1996. From April 1994 through July 1996, Ms. Ullian was the President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 through March 1994, she was the President and Chief Executive Officer of Faulkner Hospital.	56	2004	Thermo Electron Corporation (Presiding Director, Chairman of Compensation Committee, member of Audit Committee and Executive Committee); Vertex Pharmaceuticals (member of Compensation Committee)
Directors Whose Terms Expire in 2005
RICHARD H. KOPPES(d)(e)(f)
Mr. Koppes has been Of Counsel to the law firm of Jones Day since August 1996, and is Co-Director of Executive Education Programs at Stanford University School of Law. Mr. Koppes served as a principal of American Partners Capital Group, Inc., a venture capital and consulting firm, from August 1996 to December 1998. From May 1986 through July 1996, Mr. Koppes held several positions with the California Public Employees’ Retirement System (CalPERS) including General Counsel, Interim Chief Executive Officer and Deputy Executive Officer. He has also been an officer of the National Association of Public Pension Attorneys (NAPPA) for the past nine years. He is also on the Boards of Investor Research Responsibility Center (IRRC) and the International Corporate Governance Network (ICGN).
	57	2002	Apria Healthcare Group Inc., (Chairman of Compliance Committee and member of Audit Committee)

		Year First
		Serving as
Name and Principal Occupation	Age	Director	Other Public Company Directorships

Directors Whose Terms Expire in 2005
ROBERT W. O’LEARY(a)
Mr. O’Leary has been the Chairman and Chief Executive Officer of the Company since June 19, 2002. Mr. O’Leary has been the Chairman and Chief Executive Officer of the Sagamore Group, a firm specializing in spin-offs and corporate reorganizations in the service sector, since March 2001. From July 2000 until October 2000, Mr. O’Leary was President and Chief Executive Officer of PacifiCare Health Systems, Inc., a managed health services company. Mr. O’Leary was former Chairman and Chief Executive Officer of Premier Inc., a strategic alliance of not-for-profit health care and hospital systems from January 1996 to August 1998, and continued to serve as Chairman from September 1998 to June 2000. From July 1991 to February 1995, Mr. O’Leary was Chairman and Chief Executive Officer of American Medical International, Inc. (AMI), an international hospital management company.
	60	2002	Thermo Electron Corporation (Chairman of Nominating and Corporate Governance Committee); Smiths Group plc (member of Audit Committee and Remuneration Committee); Viasys Healthcare Inc.
RANDY H. THURMAN(a)(g)
Mr. Thurman has been the President and Chief Executive Officer of Viasys Healthcare Inc., a provider of medical equipment and systems to the healthcare industry, since April 2001. From July 1997 to April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company he founded to provide funding and strategic direction to healthcare technology companies. From July 1993 to July 1997, Mr. Thurman was Chairman of the Board and Chief Executive Officer of Corning Life Sciences Inc. From September 1984 to July 1993, Mr. Thurman was President and Chief Executive Officer of Rhone Poulenc Rorer Pharmaceuticals, Inc.
	54	2002	Viasys Healthcare Inc. (Chairman); Closure Medical Corporation (Chairman of Compensation Committee and Chairman of Stock Option Committee)

		Year First
		Serving as
Name and Principal Occupation	Age	Director	Other Public Company Directorships

Directors Whose Terms Expire in 2006
ROBERT A. INGRAM(c)(f) Mr. Ingram has been the Vice Chairman— Pharmaceuticals of GlaxoSmithKline plc, since January 2003. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 to January 2003. He was Chief Executive of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s U.S. subsidiary, from January 1999 to December 2000. Mr. Ingram was Chairman, President and Chief Executive Officer of Glaxo Wellcome plc from October 1997 to January 1999.	61	2003	Edwards Lifesciences Corporation (member of Audit Committee); Lowe’s Companies, Inc. (member of Governance Committee and Audit Committee); Misys plc (member of Audit Committee); Nortel Networks Corporation (member of Audit Committee); Wachovia Corporation (member of Executive Committee, Management Resources and Compensation Committee, and Corporate Governance and Nominating Committee); Molson Inc. (member of Audit and Finance Committee); and OSI Pharmaceuticals, Inc. (Chairman, member of Compensation Committee and Nominating Committee)
LAWRENCE N. KUGELMAN(c)(h) Mr. Kugelman is a healthcare consultant and private investor. From December 1995 through October 1996, Mr. Kugelman was President, Chief Executive Officer, and Director of Coventry Health Care, Inc., a managed care organization. From 1980 through 1992, he served as a Chief Executive Officer of several HMO and managed healthcare organizations in the United States.	61	2002	Coventry Health Care, Inc. (Chairman of Audit Committee)
THEO MELAS-KYRIAZI(b) Mr. Melas-Kyriazi has been Chief Financial Officer of Thermo Electron Corporation since January 1999, has been Vice President of Thermo Electron Corporation since February 1998, and was Treasurer of Thermo Electron Corporation and all of its publicly traded subsidiaries from May 1988 to June 1994.	44	2003

(a)	Member of the Executive Committee

(b)	Member of the Finance and Audit Committee

(c)	Member of the Compensation Committee

(d)	Member of the Communications and Compliance Committee

(e)	Member of the Corporate Governance Committee

(f)	Member of the Nominating Committee

(g)	Mr. Thurman serves as Lead Director pursuant to the Company’s Corporate Governance Guidelines

(h)	Mr. Kugelman serves as Board Litigation Liaison.

        None of the directors or nominees for directors is related by blood, marriage, or adoption to one another or to any executive officer of the Company.

GOVERNANCE

        The Board of Directors is committed to sound and effective corporate governance practices with the goal of ensuring the Company’s financial strength and overall business success. The Board of Directors adopted and adheres to governance guidelines consistent with the highest ethical standards and legal requirements. Our governance practices are continually assessed against those practices suggested by recognized governance authorities. In addition, our governance guidelines are updated to comply with the Securities and Exchange Commission (the “SEC”) regulations and New York Stock Exchange (the “NYSE”) listing standards.

Director Nomination Process

        The Nominating Committee is responsible for the selection of director nominees to fill new or vacant positions for the Board of Directors. The Nominating Committee seeks appropriate candidates through various sources including other non-management directors and search firms to which reasonable fees are paid for their assistance. In addition to the review and evaluation of potential new candidates, the Nominating Committee assesses the qualifications of incumbent directors based on the same factors, as well as a director’s performance prior to their re-election. The factors considered include judgment, integrity, skill, diversity, business experience, and qualities and characteristics relevant to the Company’s needs. Additionally, the Nominating Committee will consider stockholder candidates submitted to the attention of the Corporate Secretary, together with appropriate biographical information as outlined under the caption “Stockholder Proposal and Nomination of Directors for the 2005 Annual Meeting” included in this Proxy Statement.

Communication with the Board of Directors

        Stockholders and others may contact our Company’s directors in writing, as a group or individually, by directing their correspondence to the attention of the Vice President of Corporate Governance and Secretary, Valeant Pharmaceuticals International, 3300 Hyland Avenue, Costa Mesa, California, 92626. Stockholders and others may also contact our Company’s directors by calling the Company’s helpline in the United States and Canada at (800) 461-9330, or internationally, at (720) 514-4400 (collect calls accepted). The Secretary will log incoming information and forward appropriate messages promptly to the director(s). General comments, including customer service requests, product questions or job applications, will be forwarded to the corresponding departments for follow-up. This communications process has been approved by the Board of Directors and is available on the Company website referenced below.

Annual Meeting of Stockholders

        The Board of Directors considers it important for its members to be present and available to stockholders at the Company’s Annual Meeting. Directors are therefore strongly encouraged to attend the Company’s Annual Meeting.

Lead Director

        The Board of Directors appointed a Lead Director to chair the Board of Directors’ regularly scheduled non-management executive sessions. Additionally, the Lead Director works with the Chairman to establish Board of Directors’ agendas and is empowered to act as an intermediary between non-management directors and management in the event of unique circumstances or communications. He also manages and directs the formal Chief Executive Officer evaluation process.

Director Independence

        A director will be deemed independent upon affirmative determination by the Board that he or she meets the requirements established in the NYSE listing standards. The Board has adopted certain specific categorical standards to ensure that directors do not have a material relationship with the Company, either directly or as a partner, shareholder or officer of an organization, its parent or a consolidated subsidiary that has a relationship with the Company. These guidelines are consistent with the independence requirements of the NYSE listing standards and are set forth in the Corporate Governance Guidelines, which are also included as Annex E to this Proxy Statement.

        The Board has determined that the following directors are independent as defined in the NYSE listing standards: Messrs. Burkhardt, Ingram, Koppes, Kugelman, Lee and Melas-Kyriazi and Gen. Fogleman. Additionally, the members of our Finance and Audit, Compensation, Nominating and Governance Committees have no material relationship with the Company and are “independent” under the NYSE director independence standards.

New Governance Processes

        In 2003, the Board of Directors developed four substantive new governance processes to implement the Company’s revised Corporate Governance Guidelines.

•	A Board Assessment Methodology and Workplan. The first assessment was conducted this past year and the Workplan (see Annex F) calls for the evolution of the Board assessment methodology over the next four years, well in advance of the timetable required by the New York Stock Exchange.

•	A Formal Chief Executive Officer Succession Plan. The Board adopted this Plan in 2003 and periodic meetings were scheduled to evaluate progress against the Plan.

•	A Formal Chief Executive Officer Evaluation Process. This Plan provides a mechanism for input by all directors in the evaluation of the Chief Executive Officer. The Chief Executive Officer evaluation process will be used to evaluate 2003 performance and that of all subsequent years.

•	A Lead Director. The Lead Director organized and held sessions with non-management directors at each regularly scheduled meeting of the Board of Directors since the last annual meeting.

Code of Business Conduct and Ethics

        The Code of Business Conduct and Ethics applies to all Company directors, officers and employees and sets forth the ethical and legal principles required to be followed in conducting business on behalf of the Company. The Board also adopted a Code of Ethics for the Company’s Chief Executive Officer and senior level financial executives as a supplement to the Code of Business Conduct and Ethics, which is intended to promote honest and ethical conduct, as well as full and accurate reporting, and compliance with applicable laws.

Company Website

        Corporate Governance Guidelines, Board Committee Charters, the Code of Business Conduct and Ethics, the Code of Ethics for the Company’s Chief Executive Officer and senior level financial executives and information regarding stockholder communications with the Board can be found on the Company’s website at www.valeant.com.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The following table describes the current members of each Committee, its Chairman, its primary responsibilities, and the number of meetings held in 2003. The Committees, except the Executive Committee, are composed of non-employee, Independent Directors as defined under the rules promulgated by the NYSE. All directors serve on one or more Committees of the Board. The charters of the Finance and Audit, Compensation, Corporate Governance and Nominating Committees are attached as Annex A, B, C and D to this Proxy Statement.

Committee/Members	Primary Responsibilities	Meetings Held

FINANCE AND AUDIT Edward Burkhardt (Chairman) Ronald Fogleman *Theo Melas-Kyriazi *Mr. Melas-Kyriazi replaced Mr. Koppes on the committee in May 2003.	• Select independent auditors
  •   Review annual financial statements and audit results
  •   Review quarterly financial statements and quarterly earnings releases
  •   Review internal controls
	• Review related party transactions	Ten

COMMUNICATIONS AND COMPLIANCE *Steven Lee (Chairman) Ronald Fogleman *Richard Koppes *Mr. Lee was named Chairman and Mr. Koppes replaced Mr. Burkhardt on the committee in May 2003.	• Oversee the development of an external communications policy for the Company
  •   Review reports from the Company’s Disclosure Compliance Coordinator
	• Monitor the Company’s compliance program, including compliance with hazardous materials and export policies.	Eight

Committee/Members	Primary Responsibilities	Meetings Held

COMPENSATION *Lawrence Kugelman (Chairman) *Robert Ingram Steven Lee *Mr. Thurman resigned from the committee in November 2003.	• Administration of the Company’s annual incentives, equity and long-term incentive plans
  •   Adoption and review of major compensation plans, including Board compensation
	• Approval of compensation for executive officers and certain senior management	Ten

CORPORATE GOVERNANCE Ronald Fogleman (Chairman) Richard Koppes Steven Lee	• Develop Corporate Governance Guidelines
  •   Lead the implementation of Governance Guidelines
  •   Review possible conflicts of interest
  •   Direct the Board Assessment process
	• Make recommendations as to the size and composition of the Board of Directors	Four

EXECUTIVE Robert O’Leary (Chairman) Edward Burkhardt Randy Thurman	• Exercise the power and authority of the Board of Directors between meetings, except as expressly limited by the Bylaws or by the Delaware General Corporation Law
	• Serve as the formal Chief Executive Officer succession planning committee, as specified in the Chief Executive Officer succession plan	Five

NOMINATING Richard Koppes (Chairman) Edward Burkhardt Robert Ingram	• Identify new director candidates • Evaluate incumbent directors • Recommend nominees to the Board of Directors for election	Six

*SPECIAL LITIGATION Richard Koppes (Chairman) Lawrence Kugelman Dr. Kim Lamon *Committee dissolved in May 2003 and Mr. Kugelman was named Board Litigation Liaison.	• This ad hoc Committee was created in September 2002 and given plenary authority to act on the derivative lawsuits that were filed against the Company during 2002.	Fourteen

        The Board of Directors met 21 times during 2003 and all of the directors attended at least 75% of the meetings (including meetings of committees on which they serve), except Mr. Ingram.

        As a result of the work of the Corporate Governance Committee, the Corporate Governance Guidelines of the Company have been revised consistent with the NYSE listing standards and are attached as Annex E to this Proxy Statement. In 2003, a plan of implementation was developed to ensure that all outlined objectives were achieved.

EXECUTIVE OFFICERS

          The executive officers of the Company are as follows:

Name	Age	Title

Robert W. O’Leary	60	Chairman of the Board and Chief Executive Officer
Timothy C. Tyson	52	President and Chief Operating Officer
Bary G. Bailey	45	Executive Vice President and Chief Financial Officer
Kim D. Lamon, M.D., Ph.D.	52	President and Chief Scientific Officer
Eileen C. Pruette	45	Executive Vice President and General Counsel

        ROBERT W. O’LEARY has been our Chairman of the Board and Chief Executive Officer since June 19, 2002. Mr. O’Leary has been the Chairman and Chief Executive Officer of the Sagamore Group, a firm specializing in spin-offs and corporate reorganizations in the service sector, since March 2001. From July 2000 until October 2000, Mr. O’Leary was President and Chief Executive Officer of PacifiCare Health Systems, Inc., a managed health services company. Mr. O’Leary was Chairman and Chief Executive Officer of Premier Inc., a strategic alliance of not-for-profit health care and hospital systems from January 1996 to August 1998, and continued to serve as Chairman from September 1998 to June 2000.

        TIMOTHY C. TYSON has been our President and Chief Operating Officer since November 2002. Mr. Tyson served as President of Global Manufacturing and Supply for GlaxoSmithKline plc from June 1998 to November 2002. In that capacity, he was responsible for managing 115 manufacturing sites and 42,000 employees in 42 countries. From February 1992 through June 1998, he held various general management positions at GlaxoSmithKline, including Vice President, General Manager Glaxo Dermatology and Cerenex Division; Vice President, General Manager Marketing and Vice President, General Manager Business Operations. He managed two divisions, launched 32 pharmaceutical products and managed the 5,000 person sales force.

        BARY G. BAILEY has been our Executive Vice President and Chief Financial Officer since December 2002. Mr. Bailey served as Executive Vice President, Pharmacy and Technology, of PacifiCare Health Systems, Inc., a provider of managed care services to approximately 5 million members, from July 2000 to December 2002. In that capacity, Mr. Bailey was responsible for managing approximately 1,500 employees in both operations and technology. From May 1995 to July 2000, he was Executive Vice President and Chief Financial Officer of Premier, Inc.

        KIM D. LAMON, M.D., PhD., has been our President and Chief Scientific Officer since August 2003. Dr. Lamon served as President and Chief Executive Officer of Ribapharm Inc. from January 2003 to August 2003. Previously, he had been the President of SciPharm Consulting LLC, which he founded in 1999. From May 1994 to April 1999, he held senior research and clinical positions at Covance, Inc., Corning Clinical Laboratories, and Corning Life Sciences, Inc. Dr. Lamon also serves on the scientific advisory board of Vivometrics, Inc. and as Adjunct Assistant Professor of Pharmacology at Thomas Jefferson University School of Medicine. Dr. Lamon served as a director of Valeant Pharmaceuticals International from August 1, 2002 through May 22, 2003.

        EILEEN C. PRUETTE has been our Executive Vice President and General Counsel since April 2003. Ms. Pruette served as Vice President, U.S. Legal and Global Intellectual Property, for Sony Ericsson Mobile Communications from October 2001 to March 2003. Ms. Pruette served as General Counsel at Ericsson Inc. for a number of operating groups from January 1996 to October 2001. From June 1990 to January 1995, Ms. Pruette served at GlaxoSmithKline, where she provided legal support for commercial operations while rendering regulatory, commercial and employment law counsel.

        None of the executive officers are related by blood, marriage, or adoption to one another or to any director or nominee for director of the Company.

OWNERSHIP OF THE COMPANY’S SECURITIES

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by beneficial owners of more than 5% of the outstanding shares of the Common Stock as of March 31, 2004.

	Number of Shares
	and Nature of
	Beneficial		Percentage of
Identity of Owner or Group	Ownership		Class(1)

Iridian Asset Management, LLC and Iridian Private Business Value Equity Fund, L.P.	8,545,882	(2)	10.2%
276 Post Road West, Westport, CT 06880
Citigroup Inc. and Citigroup Global Capital Markets	5,399,644	(3)	6.5%
399 Park Avenue, New York, NY 10043
Tudor Investment Corp.	4,567,760	(4)	5.5%
1275 King Street, Greenwich CT 06831
Franklin Mutual Advisers, LLC	4,449,753	(5)	5.3%
51 John F. Kennedy Parkway, Short Hills, NJ 07078

(1)	Based on 83,583,474 shares of Common Stock outstanding on March 31, 2004.

(2)	Includes 8,545,882 shares over which each of the following parties has shared voting and shared dispositive power: Iridian Asset Management LLC, the Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/ First Financial, Inc and BIAM (US) Inc.

(3)	Includes 5,399,644 shares over which Citigroup Inc. holds shared voting and shared dispositive power, and 4,680,690 shares over which Citigroup Global Markets Holdings, Inc. holds shared voting and shared dispositive power. This includes shares over which these entities disclaim beneficial ownership.

(4)	Includes 4,567,760 shares over which Mr. Paul Tudor Jones, II holds shared voting and shared dispositive power; 4,178,699 shares over which Tudor Investment Corporation (“TIC”) holds shared voting power and shared dispositive power; 3,440,882 shares over which The Raptor Global Portfolio Ltd. (“Raptor”) has shared voting power and shared dispositive power; 719,203 shares over which The Tudor BVI Global Portfolio Ltd. (“BVI Portfolio”) holds shared voting power and shared dispositive power; 389,061 shares over which Tudor Proprietary Trading, L.L.C. (“TPT”) holds shared voting power and shared dispositive power; and 18,614 shares over which The Alter Rock Fund L.P. (“Alter Rock”) has shared voting power and shared dispositive power. Because TIC is the sole general partner of Alter Rock and provides investment advisory services to Raptor and BVI Portfolio, TIC may be deemed to beneficially own the shares owned by those entities. TIC disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, he may be deemed to beneficially own the shares owned by those entities. Mr. Jones disclaims such beneficial ownership.

(5)	Includes 4,449,753 shares owned by one or more open-end investment companies or other managed accounts which, pursuant to advisory contract, are advised by Franklin Mutual Advisers, LLC (“FMA”), which is deemed to have sole voting and dispositive power of such shares. FMA disclaims economic interest in or beneficial ownership of such shares.

OWNERSHIP BY MANAGEMENT

        The following table sets forth, as of March 31, 2004, certain information regarding the beneficial ownership of the Common Stock and the percent of shares owned beneficially by each current director, each director nominee nominated by the Board of Directors and each Named Executive Officer (as defined below), and all directors, director nominees and executive officers of the Company as a group. For ease of reference, such persons have been divided into two groups based on the time of their appointment and whether or not they will continue to serve as officers after the Annual Meeting: officers appointed after May 2002 are referred to as “Current Officers, Directors and Director Nominees,” and officers appointed before May 2002 who ceased serving as executive officers during 2003 are referred to as “Former Officers.”

	Number of Shares
	and Nature of
	Beneficial		Percentage
Identity of Owner or Group	Ownership(1)		of Class

Current Officers, Directors and Director Nominees
Bary G. Bailey	136,866	(2)	*
Edward A. Burkhardt	253,750	(3)	*
Ronald R. Fogleman	4,750	(4)	*
Robert A. Ingram	—		*
Richard H. Koppes	6,250	(5)	*
Lawrence N. Kugelman	2,500	(6)	*
Kim D. Lamon	109,077	(7)	*
Steven J. Lee	3,750	(8)	*
Theo Melas-Kyriazi	—		*
Robert W. O’Leary	288,000	(9)	*
Eileen C. Pruette	32,250	(10)	*
Randy H. Thurman	3,750	(11)	*
Timothy C. Tyson	260,350	(12)	*
Elaine S. Ullian	—		*
Former Officers
Bill MacDonald	157,149	(13)	*
Gregory Keever	16,223	(14)	*
Directors and executive officers of the Company as a group (16 persons)	1,274,665	(15)	1.5%

*	Less than 1% of the outstanding Common Stock.

(1)	Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property, which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws.
(2)	Includes 121,866 shares of Valeant common stock, which Mr. Bailey has the right to acquire within 60 days upon the exercise of stock options.
(3)	Includes 3,750 shares of Valeant common stock, which Mr. Burkhardt has the right to acquire within 60 days upon the exercise of stock options.
(4)	Includes 3,750 shares of Valeant common stock, which Gen. Fogleman has the right to acquire within 60 days upon the exercise of stock options and 1,000 shares held by trust.
(5)	Includes 3,750 shares of Valeant common stock, which Mr. Koppes has the right to acquire within 60 days upon the exercise of stock options.
(6)	Includes 2,500 shares of Valeant common stock, which Mr. Kugelman has the right to acquire within 60 days upon the exercise of stock options.
(7)	Includes 104,077 shares of Valeant common stock, which Dr. Lamon has the right to acquire within 60 days upon the exercise of stock options and 5,000 shares held by trust.
(8)	Includes 3,750 shares of Valeant common stock, which Mr. Lee has the right to acquire within 60 days upon the exercise of stock options.

(9)	Includes 275,000 shares of Valeant common stock, which Mr. O’Leary has the right to acquire within 60 days upon the exercise of stock options, 12,000 shares held by trust and 1,000 shares owned by his daughter.

(10)	Includes 31,250 shares of Valeant common stock, which Ms. Pruette has the right to acquire within 60 days upon the exercise of stock options.
(11)	Includes 3,750 shares of Valeant common stock, which Mr. Thurman has the right to acquire within 60 days upon the exercise of stock options.
(12)	Includes 250,000 shares of Valeant common stock, which Mr. Tyson has the right to acquire within 60 days upon the exercise of stock options.
(13)	Includes 157,149 shares of Valeant common stock, which Mr. MacDonald has the right to acquire within 60 days upon the exercise of stock options.
(14)	Includes 16,223 shares of Valeant common stock, which Mr. Keever has the right to acquire within 60 days upon the exercise of stock options.
(15)	Includes 976,815 shares of Valeant common stock, which Directors and executive officers of the Company as a group (16 persons) have the right to acquire within 60 days upon the exercise of stock options.

SECTION 16(a) REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Such executive officers, directors, and stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 2003, all filing requirements applicable to its executive officers, directors, and ten percent beneficial owners were timely satisfied, except that Dr. Kim Lamon filed one late Form 3 upon his return to Valeant as an officer and one late Form 4 that was reported on a timely Form 5 covering his Valeant options issued in exchange for Ribapharm options originally granted in 2003.

EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation awarded to or paid to (i) the person serving as Chief Executive Officer of the Company during 2003, (ii) the four most highly paid executive officers of the Company who were serving as executive officers at December 31, 2003, and (iii) two additional persons who would have been among the four most highly paid executive officers of the Company had they been serving as executive officers on December 31, 2003 (together, the “Named Executive Officers”) for services rendered to the Company in all capacities during the years ended December 31, 2003, 2002, and 2001. For ease of reference, such persons have been divided into two groups based on the time of their appointment and whether or not they will continue to serve as officers after the Annual Meeting: officers appointed after May 2002 are referred to as “Current Officers,” and officers appointed before May 2002 who ceased serving as executive officers during 2003 are referred to as “Former Officers.”

		Annual Compensation				Long-term Compensation

						Restricted	Securities
						Stock	Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Awards($)	Options(#)		Compensation($)

Current Officers
Robert W. O’Leary	2003	835,000		500,000	(1)	—	678,000	(2)	84,653	(3)
Chairman and	2002	283,135		—		—	1,100,000	(2)	2,960
Chief Executive Officer	2001	—		—		—	—		—
Timothy C. Tyson	2003	600,000		212,500	(4)	—	487,000	(2)	104,764	(5)
President and	2002	95,769	(6)	202,500		—	1,000,000	(2)	—
Chief Operating Officer	2001	—		—		—	—		—
Bary G. Bailey	2003	400,000		15,564	(7)	—	305,461	(2)	36,035	(8)
Executive Vice President and	2002	24,359	(9)	400,000		—	400,000	(2)	—
Chief Financial Officer	2001	—		—		—	—		—
Kim D. Lamon	2003	400,912		400,000	(10)	—	552,055	(2)(11)	80,751	(12)
President and	2002	—		—		—	—		—
Chief Scientific Officer	2001	—		—		—	—		—
Eileen C. Pruette	2003	240,961		115,564	(13)	—	234,000	(2)	119,286	(14)
Executive Vice President and	2002	—		—		—	—		—
General Counsel	2001	—		—		—	—		—

Former Officers
Bill MacDonald	2003	391,025		2,727,635	(15)	—	100,000	(2)	70,523	(16)
Executive Vice President	2002	400,000		2,308,051		764,854	93,750	(2)	1,329,673
Strategic Planning	2001	368,000		225,300		—	80,000	(2)	15,287
Gregory Keever	2003	316,667		103,333	(17)	—	—		67,191	(18)
Executive Vice President and	2002	400,000		1,382,000		—	18,750	(2)	2,634,264
Special Counsel to the Chairman	2001	200,000		50,000		—	200,000	(2)	864

(1)	The bonus amount for Mr. O’Leary was paid in connection with his incentive bonus for 2002.
(2)	Includes grants of options to purchase shares of Common Stock granted under the Company’s 2003 Equity Incentive Plan (the “Incentive Plan”), which is an amendment and restatement of its Amended and Restated 1998 Stock Option Plan.
(3)	Consisted of the following: Company-paid premiums and reimbursements for executive medical insurance and expenses ($5,859); Company-paid premiums for executive life insurance ($11,868); and vacation payout ($66,926).
(4)	The bonus amount for Mr. Tyson was paid in connection with his employment agreement.
(5)	Consisted of the following: Company-paid premiums ($450); Company-paid premiums for executive life insurance ($4,710); automobile allowance ($22,493); vacation pay-out ($21,541); relocation expenses ($46,325); and Company-paid tax services ($9,245).
(6)	The Company employed Mr. Tyson on October 24, 2002.
(7)	The bonus amount for Mr. Bailey was paid in connection with the sale of the Company’s Russian subsidiaries.
(8)	Consisted of the following: Company-paid premiums and reimbursements for executive medical insurance and expenses ($1,032); Company-paid premiums for executive life insurance ($2,790); executive allowance ($20,417); and vacation pay-out ($11,796).

(9)     The Company employed Mr. Bailey on October 22, 2002.

(10)	The bonus amount for Dr. Lamon was paid in connection with the commencement of his employment with the Company in 2003.
(11)	Includes Valeant options issued in exchange for Ribapharm options originally granted in 2003.
(12)	Consisted of the following: Company-paid premiums for executive life insurance ($1,232); executive allowance ($6,250); vacation payout ($22,673); and relocation expenses ($50,596).
(13)	The bonus amounts for Ms. Pruette were paid in connection with the commencement of her employment with the Company in 2003 ($100,000) and the sale of the Company’s Russian subsidiaries ($15,564).
(14)	Consisted of the following: Company-paid premiums for executive life insurance ($2,043); executive allowance ($14,583); vacation payout ($6,731); and relocation expenses ($95,929).
(15)	The bonus amounts for Mr. MacDonald were paid in connection with a severance payment under his Employment Agreement ($2,457,635), his year-ended 2002 bonus ($40,000), and his year-ended 2003 bonus ($230,000).
(16)	Consisted of the following: Company-paid premiums and reimbursements for executive medical insurance and expenses ($1,310); Company-paid premiums for executive life insurance ($7,758); executive allowance ($13,976); vacation payout ($34,287); deferred compensation ($7,192); and matching contributions to the Company’s 401(k) plan ($6,000).
(17)	The bonus amounts for Mr. Keever were paid in connection with his year-ended 2002 bonus ($40,000) and his 2003 incentive bonus ($63,333).
(18)	Consisted of the following: Company-paid premiums and reimbursements for executive medical insurance and expenses ($1,254); Company-paid premiums for executive life insurance ($4,707); executive allowance ($9,375); accrued vacation benefits ($50,021); and matching contributions to the Company’s 401(k) plan ($1,834).

OPTION GRANT INFORMATION

        The following table sets forth information with respect to options to purchase shares of Common Stock granted to the Named Executive Officers in 2003. For ease of reference, such persons have been divided into two groups based on the time of their appointment and whether or not they will continue to serve as officers after the Annual Meeting: officers appointed after May 2002 are referred to as “Current Officers,” and officers appointed before May 2002 who ceased serving as executive officers during 2003 are referred to as “Former Officers.”

Option Grants In Last Fiscal Year

	Number of	Percent of
	Securities	Total Options	Exercise		Grant Date
	Underlying	Granted to	Price	Expiration	Present
Name	Options(1)	Employees(2)	($/Share)	Date	Value($)(3)

Current Officers
Robert W. O’Leary	678,000	10.8%	18.55	11/04/13	5,378,099
Timothy C. Tyson	487,000	7.7%	18.55	11/04/13	3,863,030
Bary G. Bailey	87,461	1.4%	13.08	5/23/13	560,546
	218,000	3.5%	18.55	11/04/13	1,729,241
Kim D. Lamon	405,055 (4)	6.4%	11.48	2/21/13	3,532,444
	147,000	2.3%	18.55	11/04/13	1,166,048
Eileen C. Pruette	125,000	2.0%	8.45	3/12/13	717,988
	109,000	1.7%	18.55	11/04/13	864,621

Former Officers
Bill MacDonald	100,000	1.6%	18.55	11/04/13	863,370
Gregory Keever	—	—	—	—	—

(1)	All options were granted under the Incentive Plan, and have ten-year terms. The options granted to the executive officers vest and become exercisable in four equal installments beginning one year following the date of grant, and on each of the next succeeding three anniversary dates of the grant date. All options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2)	A total of 6,306,736 options were granted to employees, including the Named Executive Officers (but excluding non-employee directors), during 2003. This includes Valeant options issued in exchange for Ribapharm options originally granted in 2003.
(3)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: expected volatility (56%), risk-free interest rate (2.90%), dividend per share ($0.31) and weighted-average life (4.2 years). The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.
(4)	Includes Valeant options issued in exchange for Ribapharm options originally granted in 2003.

Aggregated Option Exercises

In 2003 and December 31, 2003 Option Values(1)

        The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 2003 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 2003.

			Number of Securities
			Unexercised Underlying		Value of Unexercised
			Options at		In-the-Money Options
	Shares	Value	December 31, 2003(#)		at December 31, 2003($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Current Officers
Robert W. O’Leary	—	—	275,000	1,503,000	4,498,500	17,970,300
Timothy C. Tyson	—	—	250,000	1,237,000	4,182,500	15,761,700
Bary G. Bailey	—	—	100,000	605,461	1,437,000	6,805,454
Kim D. Lamon	—	—	2,813	560,492	42,476	6,634,701
Eileen C. Pruette	—	—	—	234,000	—	2,806,900

Former Officers
Bill MacDonald	—	—	157,149	—	674,614	—
Gregory Keever	—	—	16,223	—	—	—

(1)	Based upon the fair market value of the shares of Common Stock on December 31, 2003 ($25.15), less the exercise price per share.
(2)	Based upon the fair market value of the shares of Common Stock at the date of exercise, less the exercise price for such shares.

COMPENSATION OF DIRECTORS

        Members of the Board of Directors, other than employees, were paid an annual fee of $30,000 in 2003, payable quarterly, plus a fee of $1,500 for each Board meeting and committee meeting attended, except the Company’s Finance and Audit Committee members, who were paid a fee of $1,750 for each committee meeting attended. Each committee chair received an additional annual fee of $5,000, payable quarterly, except the Company’s Finance and Audit Committee Chair, who received an additional annual fee of $7,500, payable quarterly. The Company’s Board Litigation Liaison received an additional annual fee of $5,000, payable quarterly. Directors are also reimbursed for their out-of-pocket expenses in attending meetings and paid a $1,500 per diem ($750 for four hours or less) for services rendered to the Company in their capacity as directors apart from meetings. The Board of Directors can change the compensation of directors at any time.

        Presently, on the date of each annual meeting (including the Annual Meeting), non-employee directors holding office as director after, and giving effect to, the election at the annual meeting, are granted a number of restricted stock units equal to the lesser of (a) $100,000 divided by the per share fair market value on the date of grant, or (b) the economic value of 25,000 options, assuming a strike price equal to the per share fair market value on the date of grant. The economic value of the 25,000 options is calculated using the Black-Scholes option pricing model. In 2003, the Lead Director received an additional 3,317 restricted stock units as compensation for his added responsibilities as Lead Director.

        Mr. O’Leary also received compensation in his capacity as Chief Executive Officer of the Company. See “Summary Compensation Table.”

CERTAIN EMPLOYMENT AGREEMENTS

Chairman and CEO Agreement

        On November 4, 2002, the Company entered into an Employment Agreement with Mr. O’Leary. On October 2, 2003, that agreement was replaced with the Amended and Restated Employment Agreement (the “O’Leary Employment Agreement”). The O’Leary Employment Agreement has an initial term ending on November 3, 2004 and may be extended for additional one-year terms by mutual agreement of the parties. During the initial term, Mr. O’Leary receives a base salary at the rate of $835,000, subject to increase by the Board of Directors, and is eligible to receive a bonus of up to 200% of his base salary per year. The agreement also provided for grants of an aggregate of 1,100,000 options under the Company’s Option Plan for the contest year ended November 3, 2002. 25% of the options vest each year as long as Mr. O’Leary continues to provide services to the Company. Mr. O’Leary may receive additional options at the discretion of the Compensation Committee.

        The O’Leary Employment Agreement provides that the Company may terminate Mr. O’Leary’s employment upon his death or disability, or with or without cause (as defined in the agreement), and that Mr. O’Leary may terminate his employment with or without good reason (as defined in the agreement). Upon termination by reason of death or disability, by the Company for cause, or by Mr. O’Leary without good reason, Mr. O’Leary will receive all amounts earned or accrued through the termination date, as specified in the agreement. Upon termination by reason of death or disability, Mr. O’Leary or his heirs will, in addition, be entitled to a prorated portion of his annual bonus, immediate vesting of all stock options (which remain exercisable on a prorated basis for up to three years), pension, retirement or other employee benefits, and restricted stock or other restricted benefits, and continued health and medical coverage for two years. If Mr. O’Leary’s employment is terminated by the Company without cause, or by Mr. O’Leary for good reason, Mr. O’Leary will receive all accrued compensation plus a severance payment equal to three times’ salary and bonus, immediate vesting of all stock options (which remain exercisable on a prorated basis for up to three years), and certain employee benefits for twenty-four months. However, if such termination occurs during the period starting six months prior to, and ending twenty-four months following, a “change in control” (the “Change in Control Period”), or if Mr. O’Leary terminates his employment for any reason during the sixty-day period starting six months after a “change in control,” he will receive a severance payment based on one, two or three times’ salary and bonus, depending on the relationship between the Company’s stock price on the date of the change in control and $8.32, which is the exercise price of stock options granted to Mr. O’Leary on November 4, 2002, and all employee benefits (other than severance payments) due to other Valeant senior executives terminating employment in connection with the change in control.

        If the Company chooses not to renew the O’Leary Employment Agreement, the Company and Mr. O’Leary will negotiate in good faith for Mr. O’Leary to continue to provide services in a role commensurate with his background, experience and available time, so that the vesting of Mr. O’Leary’s options may continue. If Mr. O’Leary has no continuing role with the Company, his options remain exercisable on a prorated basis for three years. If the Company chooses not to renew the O’Leary Employment Agreement during the Change in Control Period, Mr. O’Leary will receive the same severance payments he would have received had the Company terminated his employment without cause. In each case, Mr. O’Leary is not obligated to mitigate amounts payable under his agreement by applying compensation received from some other source.

        For purposes of Mr. O’Leary’s Employment Agreement, a “change in control” generally means any of the following events:

•	the acquisition by any person of beneficial ownership of more than 25% of the combined voting power of Valeant’s outstanding voting securities, other than an acquisition (i) by or directly from Valeant or any of its subsidiaries, (ii) by an employee benefit plan sponsored or maintained by Valeant, (iii) by an underwriter temporarily holding securities pursuant to an offering, (iv) by a corporation owned by Valeant’s stockholders in substantially the same proportions as their ownership of Valeant, or (v) by a person properly reported on Schedule 13-G promulgated under the Exchange Act;

•	the approval by the Board or stockholders of Valeant of a merger or consolidation involving Valeant or any subsidiary if it would result in Valeant’s voting securities immediately before the merger or consolidation continuing to represent less than 70% of the combined voting power of the then outstanding voting securities of the surviving entity or any parent thereof;

•	the individuals serving on the board of directors of Valeant at the beginning of any twenty-four month period and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened Board election contest) whose election by the Board or nomination for election by Valeant’s stockholders was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of the twenty-four month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors; or

•	the approval by the stockholders of Valeant of a complete liquidation or dissolution of Valeant, or the consummation of an agreement for the sale or other disposition of all or substantially all of the assets of Valeant.

        The O’Leary Employment Agreement provides for certain “gross-up” payments if Mr. O’Leary is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code with respect to payments and benefits under his agreement or otherwise.

President and Chief Financial Officer Agreements

        The Company entered into Executive Employment Agreements with Messrs. Tyson and Bailey on October 24, 2002 and October 22, 2002, respectively (together, the “Executive Employment Agreements”). Each agreement has an initial term of two years and thereafter automatically extends for a one-year term unless either party elects not to extend it. Mr. Tyson’s agreement states that, subject to Board of Directors’ satisfaction with his performance, Mr. Tyson will be appointed President and Chief Executive Officer of the Company upon expiration of his initial two-year term, which is November 5, 2004.

        Under his agreement, Mr. Tyson receives an annual base salary of $600,000 and is eligible to receive a bonus of 80% to 160% of base salary, with a minimum bonus of 50% of base salary for 2003. This percentage may be increased upon Mr. Tyson’s appointment as Chief Executive Officer. Mr. Tyson also received a $202,500 signing bonus, which he must repay if his employment is terminated by the Company for cause or by Mr. Tyson without good reason during the initial term. Under his agreement, Mr. Bailey receives an annual base salary of $400,000, and is eligible to receive a bonus of 80% to 160% of base salary, with a minimum bonus of 80% of base salary for 2003. Mr. Bailey also received a $400,000 signing bonus, which he must repay (on a prorated basis) if his employment is terminated by the Company for cause or by Mr. Bailey without good reason during his first year of employment.

        The Executive Employment Agreements provide that the executive’s employment may be terminated by the Company upon the executive’s death or disability, or with or without cause, or by the executive with or without good reason (as defined in the agreements, including, with respect to Mr. Tyson, the failure to appoint Mr. Tyson as Chief Executive Officer after his initial two-year term). Upon termination by reason of death or disability, by the Company for cause, or by the executive without good reason, the executive receives all amounts earned or accrued through the termination date, as specified in the agreement. Upon termination by reason of death or disability, Mr. Bailey is also entitled to a prorated portion of his annual bonus, and Mr. Tyson is also entitled to a prorated portion of his annual bonus, health and medical coverage for two years, and immediate vesting of all outstanding awards, options and stock appreciation rights (which remain exercisable for up to two years). Upon termination of Mr. Bailey’s employment by the Company without cause, or by Mr. Bailey for good reason, or if the Company decides not to extend the term of his agreement, Mr. Bailey is entitled to accrued compensation, plus, subject to his not engaging in certain “prohibited activities” for one year, an additional payment equal to the sum of (a) base salary for the greater of one year or the number of months remaining in the initial term of his agreement and (b) average annual bonus. If such termination occurs within twelve months after a change in control, such payment is based on three times’ salary and bonus, and Mr. Bailey is also entitled to (i) certain employee benefits for up to twenty-four months, (ii) immediate vesting of all outstanding awards, options and stock appreciation rights, and (iii) a cash payment equal to the excess of the actuarial equivalent of his aggregate retirement benefits had he remained employed by Valeant for an additional two years over the actuarial equivalent of his actual retirement benefit. Upon termination of Mr. Tyson’s employment by the Company without cause, or by Mr. Tyson for good reason, in either case after he becomes Chief Executive Officer, Mr. Tyson is entitled to the same benefits he would receive upon termination for death or disability, plus, subject to his not engaging in certain “prohibited activities” for one year, a severance payment equal to two times’ his base salary and average annual bonus and incentive compensation. If such termination occurs within twelve months following a change in control, in contemplation of a change in control, or before Mr. Tyson becomes Chief Executive Officer, such severance payment is equal to three times’ his base salary and bonus, and Mr. Tyson is also entitled to employee benefits for twenty-four months and a cash payment equal to the excess of the actuarial equivalent of his aggregate retirement benefits had he remained employed by Valeant for an additional two years over the actuarial equivalent of his actual retirement benefit. In each case, the executive is under no obligation to mitigate amounts payable under his agreement.

        For purposes of the Executive Employment Agreements, a “change in control” generally means the occurrence of any of the following events:

•	the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of Valeant’s outstanding voting securities, other than an acquisition (i) directly from Valeant or any of its subsidiaries, (ii) by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Valeant or any of its subsidiaries, or (iii) by any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of Valeant in the same proportion as their ownership of stock in Valeant immediately prior to such acquisition;

•	the individuals serving on the board of directors of Valeant as of October 22, 2002 and any new director whose election by the Board or nomination for election by Valeant’s stockholders was approved by the affirmative vote of at least two-thirds of the directors then still in office who either were directors on October 22, 2002 or whose election or nomination for election was previously so approved, cease for any reason to constitute at least two-thirds of the board of directors;

•	the approval by the stockholders of Valeant of a merger or consolidation involving Valeant if the stockholders immediately before the merger or consolidation do not, as a result of the merger or consolidation, own more than 70% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Valeant outstanding immediately before the merger of consolidation; or

•	the approval by the stockholders of Valeant of a complete liquidation or dissolution of Valeant, or an agreement for the sale or other disposition of all or substantially all of the assets of Valeant.

        Mr. Bailey’s agreement provides that payments and benefits under his agreement and all other related arrangements will not exceed the maximum amount that may be paid to him without triggering “golden parachute” penalties under Section 280G of the Internal Revenue Code of 1986, but only if this would increase the net amount he would realize after payment of income and excise taxes. Mr. Tyson’s agreement provides for certain “gross-up” payments if he is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or related interest and penalties) with respect to payments and benefits under his agreement or otherwise.

Executive Officer Agreements

        The Company has entered into employment agreements with its senior executive officers.

Lamon Employment Agreement

        On February 21, 2003, Ribapharm Inc. (“Ribapharm”) entered into an Executive Employment Agreement with Kim D. Lamon, M.D., Ph.D., regarding his services as President and Chief Executive Officer of Ribapharm Inc. (the “Lamon Agreement”). Following the merger of Ribapharm into the Company, the Lamon Agreement became effective between the Company and Dr. Lamon, and the Ribapharm options he had received in connection with the Lamon Agreement were converted into Company options. The Lamon Agreement has a term of two years from its initial effective date of January 23, 2003, and may be extended for additional one-year terms with the consent of both parties.

        The Lamon Agreement provides for a base salary of $425,000 per year, subject to increase by the Board of Directors. Dr. Lamon also is eligible to receive a bonus of from 80% to 160% of his base salary, with a minimum cash bonus of $340,000 for fiscal year 2003 (the “guaranteed bonus”). Dr. Lamon also received a signing bonus of $400,000 at the inception of the Lamon Agreement, which is recoupable by the Company on a pro rata basis if Dr. Lamon is terminated for cause or terminates employment without good reason during the first two years of the agreement. The agreement also provides for grants of options to purchase an aggregate of 1,000,000 shares of Common Stock under the Company’s Option Plan. 25% of the options vest each year, and they will continue to vest so long as Dr. Lamon continues to provide services as an employee or a director to the Company, an affiliate of the Company or a successor to the Company. Dr. Lamon may receive additional options at the discretion of the Compensation Committee.

        The Lamon Agreement provides that Dr. Lamon’s employment may be terminated by the Company upon his disability, or with or without cause, or by Dr. Lamon with or without good reason (as defined in the agreement). Upon termination by reason of death or disability, by the Company for cause, or by Dr. Lamon without good reason, Dr. Lamon will receive all amounts earned or accrued through the termination date, as specified in the agreement. Upon termination by reason of death or disability, Dr. Lamon or his heirs will, in addition, be entitled to a prorated portion of his annual bonus. Dr. Lamon or his heirs will receive continued pension, retirement or other employee benefits in accordance with the Company’s benefit plans and other programs and practices in effect.

        If Dr. Lamon’s employment is terminated by the Company without cause, or by Dr. Lamon with good reason, and Dr. Lamon agrees to not to engage in certain activities that might compete with the Company for a period of one year after termination (the “Prohibited Activities”), he will receive a payment equal to two years’ base salary and two years’

Guaranteed Bonus. If the Company or Dr. Lamon fail to renew the Lamon Agreement, and Dr. Lamon agrees not to engage in Prohibited Activities for a period of one year following the non-renewal, Dr. Lamon will receive the same payments he would receive after a termination by the Company without cause or by him with good reason.

        Under the Lamon Agreement, a Change in Control generally means any of the following events:

•	the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of Valeant’s outstanding voting securities, other than an acquisition (i) directly from Valeant or any of its subsidiaries, (ii) by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Valeant or any of its subsidiaries, or (iii) by any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of Valeant in the same proportion as their ownership of stock in Valeant immediately prior to such acquisition;

•	the individuals serving on the board of directors of Valeant as of October 2, 2003, and any new director whose election by the Board or nomination for election by Valeant’s stockholders was approved by the affirmative vote of at least two-thirds of the directors then still in office who either were directors on October 2, 2003 or whose election or nomination for election was previously so approved, cease for any reason to constitute at least two-thirds of the board of directors;

•	the approval by the stockholders of Valeant of a merger or consolidation involving Valeant if the stockholders immediately before the merger or consolidation do not, as a result of the merger or consolidation, own more than 70% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Valeant outstanding immediately before the merger of consolidation;

•	the approval by the stockholders of Valeant of a complete liquidation or dissolution of Valeant, or an agreement for the sale or other disposition of all or substantially all of the assets of Valeant; or

•	liquidation or dissolution of Valeant.

        If during the period beginning six months prior to a Change in Control and ending twenty-four months after a Change in Control (a “Change in Control Period”) Dr. Lamon is terminated by the Company without cause, or terminates his employment with good reason, and he agrees not to engage in Prohibited Activities of a period of one year following termination, he will be entitled to the following additional rights: a payment equal to three times his annual base salary; a continuation of life insurance, medical, dental and hospitalization benefits for himself and his family for 24 months (or if lesser, for the number of months until Dr. Lamon’s 65th birthday), immediate vesting of all outstanding options and awards granted to Dr. Lamon by the Company, and if the Company has established a supplemental and excess retirement plan, Dr. Lamon will be entitled to the benefits he would receive if he had remained employed for 24 months, or until his 65th birthday (whichever is sooner).

Pruette Employment Agreement

        The terms under which Eileen Pruette serves as Executive Vice President and General Counsel are set forth in an offer letter of the Company dated March 3, 2003 (the “Pruette Agreement”).

        The Pruette Agreement provides for employment on an at-will basis and a base salary of $300,000 per year, subject to merit review beginning January 1, 2004. Ms. Pruette also is eligible to receive a bonus of from 0% to 100% of base salary, subject to future adjustment by the Board of Directors. She received a bonus of $100,000 upon signing the Agreement, which is recoupable by the Company on a pro rata basis if Ms. Pruette ceases to be employed by the Company before completing two years of service. The Pruette Agreement also provides for the payment of certain costs associated with Ms. Pruette’s relocation to California.

        Pursuant to the Pruette Agreement, Ms. Pruette received options to purchase 125,000 shares of Common Stock under the Company’s 2003 Equity Incentive Plan. The options vest 25% per year over a four-year period, but will immediately become exercisable upon a Change of Control. If terminated without cause, Ms. Pruette will receive a severance payment of twelve months’ salary, which will double if such a termination takes place upon a Change in Control.

Former Executive Officer Agreements

        The Company accepted the resignation of Gregory Keever, former Executive Vice President and Special Counsel to the Chairman, by letter agreement effective October 15, 2003. In connection with the resignation, the Company and

Mr. Keever terminated the employment agreement between them. In consideration of his release of any claims he might have against the Company, the Company paid him a severance payment of $63,333.33.

        The Company and Bill MacDonald, former Executive Vice President of Strategic Planning, entered in to a Release Agreement dated December 22, 2003, which provided for the termination of the at-will Employment Agreement between them dated as of November 15, 2002. In consideration of his release of any claims he might have against the Company, the Company accelerated the payment of $819,211.66 due to Mr. MacDonald under his Employment agreement, paid additional cash severance benefits of $230,000, granted options to purchase 100,000 shares of Company common stock, and offered to pay up to $5,000 of Mr. MacDonald’s legal fees incurred in negotiating the Release Agreement.

        The Company had been a party to employment agreements with Messrs. Keever and MacDonald dated November 8, 2002 and November 15, 2002, respectively. Each of the former executive’s employment relationship was at-will, and could be terminated at any time with or without cause by either the executive or the Company. Mr. MacDonald’s agreement gave him the option of reducing his work schedule at any time after March 1, 2003 to not less than 80% of full-time employment. Mr. MacDonald received a bonus of $120,000 upon execution of his agreement, and is also entitled to a guaranteed bonus of $2,457,635, payable in three installments. The agreements provided that upon termination of employment, Mr. Keever will continue to receive certain benefits until November 14, 2005, and that Mr. MacDonald would receive his guaranteed bonus and would continue to receive certain benefits for up to thirty-six months after his termination.

COMMITTEE REPORTS

COMPENSATION COMMITTEE REPORT

        The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Each member of the Company’s Compensation Committee is an independent director as defined by the NYSE listing standards and consistent with the Company’s Corporate Governance Guidelines. The Compensation Committee considers and recommends to the Board of Directors the base salary, bonuses and stock awards to be paid to the Chief Executive Officer, assists in the determination of the base salary, bonuses and stock awards for all other executive officers, makes recommendations to the Board of Directors with respect to the Company’s overall compensation policies, administers and grants options and awards under the Company’s various equity incentive plans with respect to executive officers, and performs such duties as the Board of Directors may from time to time request.

        The Compensation Committee was initially composed of Messrs. Robert Ingram, Lawrence Kugelman, Steven Lee and Randy Thurman. Mr. Thurman subsequently resigned from the Committee.

        The Compensation Committee believes compensation policies and practices should be consistent with the Company’s business objectives and the creation of long-term stockholder value. Executive compensation is designed to reinforce the Company’s broader strategic goals and financial objectives. It is based on performance and factors specifically relevant to the Company, at a level competitive with the market and in a manner that will attract and retain strong talent. Compensation of executive officers and other key employees is comprised of three principal elements: (i) base salary, (ii) annual bonus, and (iii) stock ownership.

Base Salary

        With the assistance of an outside consultant, retained by the Compensation Committee, the Committee completed this year a comprehensive review of the Company’s compensation programs. The compensation programs are linked directly with desired performance and accountability. Salary grades were aligned to be consistent with data of comparable companies in the same industry. The Company’s salary levels are in the median of compensation paid for similar positions in comparable companies. Grades are updated to reflect changes in the marketplace. The salary of an executive generally reflects his level of responsibility and position in the Company and is reviewed on an annual basis by one or more supervisory managers and the Compensation Committee. The Board of Directors adopts an annual budget and financial plan, which incorporates the goals and objectives to be achieved by the Company and its specific operating units. The goals focus on growth in revenues and growth in EBITDA or net income. Each executive is responsible for the performance of his or her unit in relation to the plan. Specific goals and objectives for each executive are reviewed by the executive and his or her supervisor. In reviewing the annual performance, which will determine the executive’s compensation, the supervisor assesses a performance grade based on the pre-set performance objectives. This assessment is used to determine base salary for the following year.

        The salaries for Messrs. Tyson and Bailey are set forth in their respective employment agreements, each of which was approved by the Compensation Committee. Messrs. Tyson’s and Bailey’s agreements provide for base salaries to be reviewed by the Board of Directors at least annually, and increased (but not decreased) at the Board’s discretion.

Bonus Plan

        The incentive bonus plan is intended to provide a means of annually rewarding certain key employees, including executive officers, based on the performance of the Company. The Compensation Committee, working with senior management and a nationally recognized compensation consulting firm, reviewed and approved replacement of the prior plan with a new 2003 Incentive Bonus Plan. The new plan is based on target goals of growth in revenues, EBITDA, and certain individually defined strategic initiatives, and actual individual performance is compared against the target goals established. Recommendations are made by individual supervisors and reviewed and considered for final approval by the Compensation Committee.

        The Compensation Committee believes that this compensation approach allows management to focus on key business objectives in the short-term and to support long-term performance through stock ownership (described below).

        Bonus targets for Messrs. Tyson and Bailey are set forth in their respective Executive Employment Agreements. Messrs. Tyson and Bailey are eligible to receive a target cash bonus of 80% of base salary and have the opportunity to receive a maximum cash bonus of 160% of base salary, based on performance by the executive and the Company and within the discretion of the Board.

        Certain officers and employees of the Company received bonuses during 2003 for services performed during 2002 and for certain acquisitions or divestitures completed by the Company in 2003. The Compensation Committee considered and approved these bonuses.

Equity Programs

        The Compensation Committee believes that executive officers and other significant employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant stake in the Company’s on-going success. This stake focuses attention on managing the Company as an owner with an equity position in the business and seeks to align these employees’ interests with the long-term interests of stockholders. Accordingly, on May 22, 2003, at the Company’s 2003 Annual Meeting of Stockholders, the stockholders approved the Company’s 2003 Equity Incentive Plan (“Incentive Plan”), which is an amendment and restatement of its Amended and Restated 1998 Stock Option Plan. The Incentive Plan increases the number of shares of common stock available for issuance from 11,604,000 to 18,104,000 in the aggregate. The Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, phantom stock and stock bonuses (collectively “awards”) to key employees, officers, directors, consultants and advisors of the Company. Options granted under the Incentive Plan must have an exercise price that is not less than 85% of the fair market value of the common stock on the date of grant and a term not exceeding 10 years. Under the Incentive Plan, 500,000 shares may be issued as phantom stock awards or restricted stock awards for which a participant pays less than the fair market value of the common stock on the date of grant. The amount of options granted to any executive is generally tied to salary and performance, and no grant to an executive is automatic. Management recommends to the Compensation Committee those executives to whom options should be granted and the number of options to be granted to them. Generally, the number of options granted to an executive reflects his or her level of responsibility and position in the Company. To encourage executives to remain in the employ of the Company, options generally vest and become exercisable in four annual installments of 25% on the anniversaries of the date of grant.

        On May 22, 2003, at the Company’s 2003 Annual Meeting of Stockholders, the stockholders approved the 2003 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan is a tax-effective means of providing the Company’s employees with an opportunity to purchase the Company’s stock at a discount. As a broad-based plan, the Purchase Plan is intended to expand the opportunity for ownership of the Company’s stock beyond the key employees who typically will receive grants under the Incentive Plan. There are 7,000,000 shares of common stock reserved for issuance under the Purchase Plan, plus an annual increase on the first day of the Company’s fiscal year for a period of ten years, commencing on January 1, 2005 and ending on January 1, 2015, equal to a least (i) 1.5% of the shares of common stock outstanding on each calculation date, (ii) 1,500,000 shares of common stock, or (iii) a number of shares that may be determined by the Compensation Committee.

Retirement Savings Plan

        The Company also has a Retirement Savings Plan. The Retirement Savings Plan is a 401(k) defined contribution plan. The Retirement Savings Plan provides eligible employees the opportunity to defer between one percent and fifty percent of pay. The Company will match fifty percent of the first six percent of pay a participant contributes to the plan through salary deferral. Participants are always one hundred percent vested in the contributions they choose to defer. The matching contributions made by the Company vest according to a five-year graded vesting schedule. Loan and financial hardship withdrawals are available under the Retirement Savings Plan. Benefits may be paid to a participant at retirement, termination of employment, age 59 1/2 and still working, death or disability.

Other Plans

        The Company has an Executive Allowance program, which provides a taxable annual allowance to the executive. The amount is paid over the course of the year and is based on their job seniority. This annual allowance benefit is effective immediately upon hire and may be used by the executive for optional services such as auto lease, financial planning, supplemental life insurance and health fitness membership.

        The Company also has an Executive Health Plan, which waives the monthly payroll contribution for benefits for the executive and provides them with an annual executive medical reimbursement program of up to $10,000 annually of reimbursements for amounts not covered by carriers. A physical is also provided through the University of California at Irvine Corporate Health Services Center.

        In May of 1986, the Company implemented an Executive Deferral Plan (the “Plan”), under which participants contributed up to fifty percent of their salaries and the Company contributed five percent of each participant’s salary for a four-year period. Account balances accrued interest at Moody’s Seasoned Corporate Bond Rate plus three percent until participants left the Company or the Plan terminated, and the floating rate became fixed at the average of such floating rate for the five years prior to each participant’s initial benefit pay-out. Account balances plus interest are paid over fifteen years from each participant’s termination date or termination of the Plan. The Plan was terminated on September 30, 2003.

        The Company also had a Long-Term Incentive Plan, which provided for the issuance of shares of the Company’s Common Stock to senior executives. Shares issued under the Long-Term Incentive Plan were restricted and vested over a four-year period. The Long-Term Incentive Plan was terminated on December 19, 2003.

Chief Executive Officer Compensation

        The goal of the Compensation Committee is to grant compensation consistent with the performance of the Chief Executive Officer and consistent with compensation granted to other chief executive officers of companies in the same industry. Mr. O’Leary’s compensation is set forth in his employment agreement, which was negotiated by the Compensation Committee and approved by the Board of Directors. The Compensation Committee consulted with various independent advisors and reviewed studies provided by an outside compensation consultant.

        The Compensation Committee has determined that in 2003 Mr. O’Leary provided leadership for the Company to overcome a series of unique, inherited challenges that included poor governance practices and a lack of credibility with significant constituencies. Mr. O’Leary restored and strengthened key relationships and led the organization to the achievement of pre-established goals. Specifically, he has guided the Company’s successful efforts in the reduction of inventory levels, the divestiture of non-core assets, the reacquisition of the Company’s research and development capabilities, the development of an appropriate succession plan and an overall operational turnaround. Under his leadership, the Company’s credibility has been re-established, and integrity and ethical standards restored.

        In 2003, Mr. O’Leary received a cash bonus in the amount of $500,000 as his incentive bonus for 2002. The amount was approved by this Committee.

        The Compensation Committee recommended and, on November 4, 2003, Mr. O’Leary was granted, options to purchase 678,000 shares of Common Stock with a per share exercise price of $18.55, which represents the fair market value of the Common Stock on the date of grant. These grants were determined by the Compensation Committee based on the Company’s overall performance, Mr. O’Leary’s individual performance, and the compensation of similarly situated executives at comparable corporations.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code (the “Code”), which was enacted in 1993, generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year beginning after January 1, 1994 to the chief executive officer and any of the four other most highly compensated executive officers who are employed on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by the stockholders. The application of Section 162(m) is not expected to have a material impact on the Company.

Compensation Committee
Lawrence N. Kugelman, Chairman
Robert A. Ingram
Steven J. Lee

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance under
	to Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved By Stockholders	12,301,000	$16.89	11,084,000 (1)
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	12,301,000	$16.89	11,084,000

(1)	Includes 7,000,000 from the Company’s 2003 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is composed of Messrs. Kugelman, Ingram and Lee, each of whom is a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. None of these members is a current or former officer of the Company. Mr. O’Leary is a director and served as a member of the Compensation Committee of Viasys Healthcare Inc. until May 2003. Mr. Thurman is the Chairman, President and Chief Executive Officer, of Viasys Healthcare Inc. since April 2001. There were no other compensation committee interlocks with other companies in 2003 within the meaning of the SEC’s proxy rules.

FINANCE AND AUDIT COMMITTEE REPORT

        The Report of the Finance and Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Overview

        The Board of Directors has revised the Finance and Audit Committee’s charter, a copy of which is attached as Annex A to this Proxy Statement. This charter will be reviewed annually in order to ensure compliance with new regulatory mandates. The Committee is composed entirely of non-management directors who meet both the independence and experience requirements of the NYSE listing standards as well as the additional SEC audit committee requirements. In addition, our Board of Directors has determined that Mr. Theo Melas-Kyriazi is an “audit committee financial expert,” as defined by SEC rules.

        During the year 2003, at each of its regularly scheduled meetings, the Committee met with the senior members of the Company’s financial management team, the Company’s general counsel, the Company’s independent auditors, and, once engaged, the Company’s Vice President of Internal Audit. Meeting agendas are established by the Committee’s chairman and senior financial executives. Executive sessions with the Company’s independent auditors without management present were held at each Committee meeting, which included open and frank discussions regarding financial management and reporting, and internal accounting controls.

        The Committee engaged PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ended December 31, 2003. The Committee, in conjunction with the Company’s financial executives and independent auditors, oversaw the scope of audit plans as well as internal and external audit examinations, internal accounting controls and financial reporting standards.

        Management has reviewed and discussed the audited financial statements presented in the Annual Report on Form 10-K with the Committee, including a discussion of the quality of the Company’s accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

        In its meetings with representatives of the independent auditors, the Committee requests they address, and discuss their responses to, several questions that the Committee believes are particularly relevant to its oversight. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as may be modified or supplemented, received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed PricewaterhouseCoopers LLP’s independence with representatives of PricewaterhouseCoopers LLP.

        The Finance and Audit Committee pre-approves the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and all other services. The Finance and Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Unless a type of service to be provided by the independent auditor has received general pre-approval pursuant to this policy, the service must be specifically pre-approved by the Finance and Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Finance and Audit Committee.

        The Finance and Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Finance and Audit Committee and ensure continued compliance with the Sarbanes-Oxley Act of 2002 and other regulatory requirements. The Finance and Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations. The Finance and Audit Committee does not delegate its responsibilities under the Securities Exchange Act of 1934 to pre-approve services performed by the independent auditor to management.

        Under the policy, pre-approval is generally provided for work associated with statutory audits or financial audits of the Company and for subsidiaries or affiliates of the Company (with internal controls attestation and review of quarterly financial statements); services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offers (for example, comfort letters or consents) and assistance in responding to SEC comment letters; consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies; due diligence services pertaining to potential business acquisitions or dispositions; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; monitoring of preparation activities with respect to the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002; U.S., federal, state, local and international tax planning, advice and compliance such as assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for ruling on technical advice from tax authorities and general tax planning; professional services or products not prohibited as defined by the SEC rules.

        Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Committee. Any proposed services exceeding these levels will require specific pre-approval by the Committee.

        Requests or applications to provide services that require specific approval by the Committee will be submitted to the Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

        In performing all of these functions, the Finance and Audit Committee acts only in an oversight capacity. The Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. The Committee also reviews quarterly earnings announcements in advance of their issuance with management and representatives of the independent auditor. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

        In reliance on these reviews and discussions, and the report of the independent auditors, the Finance and Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Finance and Audit Committee
Edward A. Burkhardt, Chairman
Ronald R. Fogleman
Theo Melas-Kyriazi

PERFORMANCE GRAPH

          The following graph compares Valeant’s cumulative total return on the Common Stock with the cumulative return on the Standard & Poor’s Mid Cap 400 Index (“S&P Mid Cap 400 Index”), and a 10-Stock Custom Composite Index (the “New Custom Composite Index”) for the five years ended December 31, 2003. The New Custom Composite Index consists of aaiPharma Inc., Allergan, Inc., Biovail Corporation, Forest Laboratories, Inc. — Class A, Gilead Sciences, King Pharmaceuticals, Inc., Medicis Pharmaceutical Corporation, Mylan Laboratories Inc., Shire Pharmaceuticals Group plc and Watson Pharmaceuticals, Inc. The second graph compares Valeant’s cumulative total return with its previously used 5-Stock Composite Index (the “Old Custom Composite Index”) which consisted of Allergan Inc., Elan Corporation plc, Forest Laboratories, Inc. — Class A, Mylan Laboratories Inc. and Watson Pharmaceuticals, Inc. The Company evaluated the continued use of the companies included in the Old Custom Composite Index and determined that in view of the evolving specialty pharmaceutical sector, it is more appropriate to base comparative performance metrics on the 10-Stock Custom Composite Index. The latter more accurately reflects the current specialty pharmaceutical sector. The graphs assume an initial investment of $100 on December 31, 1998 and that all dividends were reinvested.

Based on reinvestment of $100 beginning December 31, 1998

	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03

Valeant Pharmaceuticals International	$100	114	141	155	52	122
S&P Mid Cap 400 Index	$100	113	132	130	110	147
New Custom Composite Index (10 Stocks)	$100	141	221	260	182	249

Based on reinvestment of $100 beginning December 31, 1998

	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03

Valeant Pharmaceuticals International	$100	114	141	155	52	122
S&P Mid Cap 400 Index	$100	113	132	130	110	147
Old Custom Composite Index (5 Stocks)	$100	99	170	169	145	200

CERTAIN TRANSACTIONS

          Coudert Brothers, LLP, a law firm of which Gregory Keever is a member, billed the Company for legal fees of approximately $5,804,230 in 2003. Mr. Keever was employed with the Company as its Executive Vice President and Special Counsel to the Chairman until October 15, 2003 and did not participate in the profits of the law firm during his employment at the Company.

        On October 1, 2002, several former and current directors of the Company, as individuals, as well as the Company, as a nominal defendant, were named as defendants in a shareholders’ derivative complaint filed in Delaware Chancery Court. The complaint sought, among other things, recovery of the bonuses paid to directors and officers in connection with the initial public offering of Ribapharm (the “Ribapharm Bonuses”). The Special Litigation Committee of the Board of Directors determined to proceed with the claims against the named director defendants related to the Ribapharm Bonuses. For further information regarding this legal proceeding, see the most recent Form 10-K filed with the SEC.

        Directors Edward A. Burkhardt, Ronald R. Fogleman and Steven J. Lee have entered into settlement agreements, as amended, whereby they forfeit their 2003 annual stipend and all of their restricted stock units in exchange for a release from further liability in the lawsuit. The settlement will not be effective unless approved by the Delaware Chancery Court.

        The Director of Consumer Markets, Richard Cunningham, is Mr. O’Leary’s son-in-law. As Director of Consumer Markets, Mr. Cunningham earned approximately $124,000 in salary, bonus and auto allowance. In addition, Mr. Cunningham received relocation expenses in the amount of $48,573. He also received 20,000 stock options granted at fair market value with a weighted-average price of $13.99.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Finance and Audit Committee has appointed PricewaterhouseCoopers LLP to serve as independent auditors for the fiscal year ending December 31, 2004, subject to ratification of the appointment by the Stockholders. PricewaterhouseCoopers LLP has served as the Company’s independent auditors for many years and is considered by management to be well qualified.

        A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if desired. Further, the representative will be available to respond to appropriate Stockholder questions directed to him or her.

INDEPENDENT AUDITOR FEES

Audit Fees

        The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2003 and December 31, 2002 for the audit of the Company’s consolidated annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q, or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the Company’s debt offerings, for those fiscal years, were approximately $2,738,000 and $4,065,000, respectively.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2003 and December 31, 2002 that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in “Audit Fees” above were $329,000 and $781,000, respectively.

        Audit-related fees related to fees for assistance with the following: disposition of certain assets, various mergers and acquisition activities, and the audit of the Schering-Plough license agreement royalty.

Tax Fees

        The aggregate fees billed for tax compliance, tax advice, and tax planning services rendered by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2003 and December 31, 2002 were $811,000 and $1,609,000, respectively.

All Other Fees

        In addition to the fees described above, aggregate fees of $15,000 and $9,000 respectively, were billed by PricewaterhouseCoopers LLP during the years ended December 31, 2003, and December 31, 2002 for other services performed.

        The Finance and Audit Committee has not approved any services under the procedures provided in Item 2-01(c)(7)(i)(C) of Regulation S-X.

VOTE REQUIRED

        The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. After a quorum is established, ratification of the appointment of the independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy at the Annual Meeting and entitled to vote generally. The Board of Directors recommends Stockholders vote for the ratification of the approval of the independent auditors. A properly executed and returned proxy in the form enclosed with this Proxy Statement will be voted for PricewaterhouseCoopers LLP unless a vote against PricewaterhouseCoopers LLP or an abstention is specifically indicated. If no vote is specifically indicated, the proxy will not be voted with respect to the proposal. An abstention will have the effect of a vote against ratification of PricewaterhouseCoopers LLP, and a broker non-vote will have no effect since it will not be considered “shares present” for voting purposes.

        The Board of Directors of the Company recommends that the Stockholders vote FOR Proposal No. 2.

OTHER

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2005 ANNUAL MEETING

        The Company’s Certificate of Incorporation provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then to be timely, notice by the stockholder must be given not later than the close of business on the 10th day following the earlier of (i) the day on which the notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made.

        In addition, SEC rules provide that a stockholder wishing to include a proposal in the proxy statement for the Company’s 2005 annual meeting must submit the proposal so that it is received by the Company at its principal executive offices (3300 Hyland Avenue, Costa Mesa, California 92626, Attention: Secretary) no later than December 20, 2004.

        Stockholder proposals and nominations must be submitted in conformance with the Company’s Certificate of Incorporation and the rules of the Securities and Exchange Commission. The following is a summary of the requirements for submitting a nomination or a proposal in accordance with our Certificate of Incorporation.

        Our Certificate of Incorporation requires a stockholder’s notice of a proposed nomination for director to include the following:

•	the name, age, business address or residence address of each proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number (and class) of shares of Company stock owned by the proposed nominee;

•	any other information concerning the proposed nominee that the Company would be required to include in the proxy statement, including the proposed nominees written consent to being named in the proxy statement and to serving as director if elected;

•	the name and address of the stockholder making the nomination, and any other stockholders known to be supporting the nomination, as they appear on the Company’s books;

•	the number (and class) of shares of Company stock owned by the stockholder and any other stockholders known to be supporting the nomination, on the day of the notice;

•	a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person nominated in the notice; and

•	a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee.

        Our Certificate of Incorporation requires a stockholder’s notice of a proposal to be submitted to the stockholders at an annual meeting to include the following:

•	a summary, in 500 words or less, of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address of the stockholder submitting the proposal, and any other stockholders known to be supporting the proposal, as they appear on the Company’s books;

•	the number (and class) of shares of Company stock owned by the stockholder and any other stockholders known to be supporting the proposal, on the date of the notice;

•	a description, in 500 words or less, of any interest of the stockholder in such proposal; and

•	a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy at the meeting to present the proposal.

ANNUAL REPORT

        The Annual Report to Stockholders for the year ended December 31, 2003 (including Form 10-K) is being mailed to stockholders with this Proxy Statement. The Annual Report does not form part of the material for the solicitation of proxies.

PROXY SOLICITATION

        The costs of preparing and mailing this Notice and Proxy Statement and the enclosed form of proxy will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may, at the Company’s expense, solicit proxies in person, by telephone, telegraph, courier service, advertisement, telecopier or other electronic means. The Company has retained Georgeson Shareholder Communications Inc. (“GSC”) to assist in the solicitation of proxies. The Company will pay fees to GSC not to exceed $9,000, plus reasonable out-of-pocket expenses incurred by them. The Company will pay brokers, nominees, fiduciaries and other custodian their reasonable fees and expenses for forwarding solicitation material to principals and for obtaining their instructions.

MISCELLANEOUS

        If any other matters are property presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to.

        As of the date this Proxy Statement goes to press, the Board of Directors knows of no other matters which are likely to come before the Annual Meeting.

By Order of the Board of Directors,

Robert W. O’Leary
Chairman of the Board

Costa Mesa, California

April 20, 2004

        THE COMPANY WILL MAIL WITHOUT CHARGE UPON WRITTEN REQUEST A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: SECRETARY, VALEANT PHARMACEUTICALS INTERNATIONAL, 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. THE ANNUAL REPORT IS ALSO AVAILABLE FREE OF CHARGE ON THE COMPANY WEBSITE: WWW.VALEANT.COM.

Annex A

CHARTER OF THE FINANCE AND AUDIT COMMITTEE

OF THE
BOARD OF DIRECTORS
OF
VALEANT PHARMACEUTICALS INTERNATIONAL
(a Delaware corporation)

Function

        The primary function of the Finance and Audit Committee (the “Committee”) is to assist the Board of Directors in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements.

        The Committee’s mandate includes free and open communication between it and the Company’s independent auditors, internal auditors (including those providing internal audit services on an out-sourced basis) and financial management. The Company’s independent auditors are ultimately accountable to the Board of Directors and the Committee, and the Committee shall have the authority to approve, change, retain and otherwise control the relationship between the Company and the independent auditors.

Composition

        The Board of Directors shall designate annually three or more directors to serve as the Committee, with one member appointed as Chair of the Committee. Members of the Committee shall meet the independence requirements and other qualifications prescribed by the New York Stock Exchange, the Securities Exchange Act of 1934, and the Securities and Exchange Commission. At least one member of the Committee shall be an Audit Committee financial expert.

Authority

        In carrying out its responsibilities, the Committee may conduct whatever investigations relating to the Company’s financial affairs, records, accounts, reports, controls or activities as the Committee, in its discretion, deems desirable or as the Board of Directors may, from time to time, request.

        The Committee will have free (and, if requested by the Committee, private) access to the Company’s independent auditors and its internal auditing, financial management and legal counsel staffs, and any other personnel requested by the Committee, in order for the Committee to perform its duties and satisfy its responsibilities. The Committee may also employ any outside experts, legal counsel or other personnel deemed by the Committee in its collective judgment to be reasonably necessary, and in the best interest of the Company, to enable the Committee to ably perform its duties and satisfy its responsibilities. It is understood that any such outside experts, legal counsel or other personnel shall act for and on behalf of, and shall be responsible to the Company, and not any individual Committee member or director as an individual. Fees and expenses of any such personnel shall be paid by the Company in accordance with such arrangements as the Committee may make.

Responsibilities

        The Finance and Audit Committee has the following responsibilities:

        1.     Select Independent Auditors

(A)	Appoint and replace the Company’s independent auditors who shall report directly to the Committee. Review and evaluate the lead partner of the independent auditor team. Ensure rotation of the lead and concurring audit partners every five years.
(B)	Review and discuss with the independent auditors the scope and timing of their audit, including the coordination of procedures and locations to be visited by the independent auditors and internal auditors. In conducting this review, the Committee will review with the independent auditors, internal auditors and Company financial management the risk assessments used in determining scope.
(C)	Review with management and the independent auditors the annual fees charged for the external audit and for any other permitted services performed by the independent auditors. The Committee shall be directly responsible for approving the fees and compensation to be paid to the independent accountants.

(D)	Except as otherwise permitted under the Sarbanes-Oxley Act of 2002 or other applicable laws or regulations, preapprove all audit and permitted non-audit services (including the fees and terms thereof) by the independent auditors, and establish policies and procedures to govern management’s engagement of the independent auditors for any permitted non-audit services.

(E)	Discuss with the independent auditors the matters included in the annual written communication that the independent auditors are required to submit to the Company by the Independence Standards Board. Such discussions should include relationships between the independent auditors and the Company that may impact the objectivity and independence of the independent auditors and compatibility of non-audit services with the auditors’ independence. Recommend that the Board of Directors take action, if appropriate, in response to the independent auditors’ statement to satisfy itself of the independent auditors’ independence.
(F)	At least annually, obtain and review a report by the independent auditors. In carrying out this assessment, the Committee, with the assistance of independent expertise, will consider, among other matters, the following:

•	the competency and qualifications of the individuals involved in the audit,
•	the quality of the audit process,
•	responsiveness and service levels,
•	appropriate audit firm executive involvement in the audit,
•	the firm’s and the engagement team’s independence with respect to all relationships between the independent auditor and the Company and management (to assess the auditor’s independence),
•	the independent auditors’ quality control procedures, and
•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues,

        2.     Review of Annual Financial Statements and Audit Results

(A)	After completion of each annual audit, review the Company’s accounting policies and practices and the annual financial statements to be included in the Company’s annual report on Form 10-K and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition with the Company’s financial management and independent auditors, and recommend to the Board of Directors whether the audited financial statements should be included in the company’s Form 10-K.
(B)	After completion of each annual audit, meet with the independent auditors to review the results of their examination, including their opinion and any related comments. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit.
(C)	Secure the independent auditors’ views about the appropriateness, not just the acceptability, of the Company’s accounting policies and practices and the clarity of the financial disclosures used by management.
(D)	Secure the independent auditors’ views about whether management’s choices of accounting policies are conservative, moderate or aggressive and as to whether alternative choices of policies would present a materially different financial position and results of operations. Resolve any disagreements between the independent accountants and management.

(E)	After completion of each annual audit, review with the independent auditors any audit problems or difficulties and management’s response, and determine that no restrictions were placed by management on the scope of their examination or its implementation and that there was a free exchange of information.

3.	Review of Quarterly Financial Statements and Press Releases. Review with the Company’s financial management and independent auditors the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q and the related Management Discussion and Analysis of Results of Operations and Financial Condition. Discuss with management earnings press releases, and financial information and earnings guidance provided to securities analysts and ratings agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). Review quarterly reports from the independent auditors required by applicable laws, regulations, or accounting standards.

4.	Review Internal Controls

(A)	Review with the independent auditors, internal auditors and the Company’s financial management the adequacy and effectiveness of the Company’s internal controls and elicit any recommendations they may have for improvement.

(B)	Review on a continuing basis the Company’s compliance with the Foreign Corrupt Practices Act of 1977.
(C)	Review the adequacy of the internal audit function, including a review of the scope and results of its program, and the organizational structure, budget, staffing and qualifications of the internal audit department.
(D)	Analyze any internal control deficiencies, disclosure policy deficiencies and management or employee fraud identified in connection with the Chief Executive Officer and Chief Financial Officer certifications provided to the Securities and Exchange Commission.

(E)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5.	Compliance. Review the processes and procedures established by the Company from time to time to ensure compliance by the Company with legal and regulatory requirements applicable to it; and monitor, as it determines to be appropriate under the circumstances (but not to any lesser degree than is or may be required under the provisions of any law or any agreement binding upon the Company) the Company’s adherence to legal and regulatory requirements applicable to its businesses.

6.	Conflicts of Interest. Conduct a review of transactions or proposed transactions in which a member of the Board of Directors, an executive officer or a senior financial officer of the Company has an interest that conflicts with the interests of the Company and make recommendations to the Board of Directors regarding any such transaction.

7.	Reporting. Report regularly to the Board of Directors with respect to the Committee’s activities. Prepare the Finance and Audit Committee report that is required by federal securities laws to be included in the Company’s proxy statement for its annual shareholders’ meeting.

8.	Review Charter. Annually review the adequacy of the Committee charter, and report any proposed modifications to the Board of Directors.

9.	Risk Management. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Separate Meeting Sessions. Periodically, meet separately with management, with the internal auditors and with the independent auditors privately.

11.	Hiring Policies. Set clear hiring policies for employees or former employees of the independent auditors.

12.	Annual Evaluation. Annually review the performance of the Finance and Audit Committee.

Annex B

CHARTER OF THE COMPENSATION COMMITTEE

OF THE
BOARD OF DIRECTORS
OF
VALEANT PHARMACEUTICALS INTERNATIONAL
(a Delaware corporation)

Purpose and Duties

        The Compensation and Benefits Committee, as delegated by the Board of Directors (the “Board”), develops and administers a system of employee long-term and short-term compensation and performance-oriented incentives that are appropriate, competitive and properly reflect the objectives of the Company.

        The duties of the Committee include:

•	Administration of the Company’s annual incentives, equity and long-term incentive plans.
•	Adoption and review of major compensation plans including Board compensation.
•	Approval of compensation for the chief executive officer, corporate officers and certain senior management.

Composition and Qualifications

        The Committee will report to the Board of Directors and will consist of at least three members who will be appointed or removed as appropriate by the Board. Each member of the Committee must meet the requirements to qualify as an outside director under section 162(m) of the Internal Revenue Code and a non-employee director under Section 16 of the Securities Exchange Act of 1934 as well as the independence rules as defined in the New York Stock Exchange Listing Standards. No person may be a member of the Committee if the director’s service on the Committee would violate any restriction the Internal Revenue Code, or any rule imposed by the Securities and Exchange Commission or any exchange on which shares of the common stock of the Company are traded. Desirable qualifications for Committee members include experience in executive management and or human resource management.

Meetings and Operations

        The Committee will meet at least four times each year and more frequently if circumstances warrant. The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request. The Committee will keep written minutes of its meetings, which minutes will be recorded or filed with the books and records of the Company.

        In its sole discretion, the Committee will have the authority to delegate any of its responsibilities to subcommittees as appropriate.

        The Committee will have sole authority to retain and/or terminate such compensation consultants or compensation consulting firms as the Committee may deem appropriate. The Committee will have sole authority to approve related fees and retention terms.

Committee Responsibilities and Authority

        The Committee will have the following responsibilities and authority:

1.	To review and approve (consistent with authority delegated by the Board) policies, practices and procedures of the Company relating to the compensation of officers and other managerial employees and the establishment and administration of the Company’s employee benefit plans.

2.	To annually report to the board on the Company’s compensation policies, practices and procedures and to gain Board approval on any compensation matter that exceeds the Committee’s authority as delegated by the Board.

3.	To review and approve corporate goals and objectives relevant to Chief Executive Officer compensation.

4.	To evaluate the Chief Executive Officer’s performance consistent with the approved goals and objectives; and either as committee or together with other independent directors (as directed by the Board) determine and approve the Chief Executive Officer’s compensation level based on this evaluation.

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5.	To review, at least annually, the performance of the senior executive officers of the Company.

6.	To advise and consult with the Company’s senior executive officers regarding managerial personnel and development matters.

7.	To review and to make recommendations to the Board at least annually with respect to the compensation (including compensation under the incentive-compensation plans and equity-based plans) of the senior executive officers of the Company and its subsidiaries.

8.	To interpret, administer and make awards to employees under the Company’s stock incentive plans and any other employee benefit plans and to exercise other authority granted to the Committee by such plans, and to review and approve management’s recommendations as to stock and compensation awards.

9.	To review and make recommendations to the Board as to any contractual or other special employment arrangements for officers and other management employees of the Company or any of its subsidiaries.

10.	To produce a Compensation Committee report on executive compensation as required by the Securities and Exchange Commission (SEC) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

11.	To perform such other duties as the Board may assign to the Committee.

12.	The Committee will periodically review this Charter and make recommendations to the Board regarding changes the Committee deems appropriate.

13.	The Committee may conduct investigations, studies and surveys and may review compensation practices in relevant industries to make certain that the Company remains competitive and is able to recruit and retain highly qualified personnel.

14.	The Committee may retain, at the expense of the Company, independent counsel or other consultants necessary to assist in fulfillment of its responsibilities and the exercise of its authority under this Charter.

15.	The Committee will establish an annual calendar for the orderly management of it’s responsibility.

16.	The Committee, at the direction of the full board, will evaluate the competitiveness of Directors compensation and make recommendations to the full board as appropriate.

17.	To review annually the performance of the Compensation Committee.

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Annex C

CHARTER OF THE CORPORATE GOVERNANCE COMMITTEE

OF THE
BOARD OF DIRECTORS
OF
VALEANT PHARMACEUTICALS INTERNATIONAL
(a Delaware corporation)

Purposes

        The Corporate Governance Committee of the Board of Directors of Valeant Pharmaceuticals International develops and recommends corporate governance principles and guidelines applicable to the Board and the Company’s employees.

Composition

        Size. The size of the Committee shall be determined by the Board, subject to any requirements or limitations in the Company’s certificate of incorporation or bylaws. The Board believes that the Committee should always have at least three members.

        Qualifications. Each Committee member will be “independent” under the rules of the New York Stock Exchange. Desirable qualifications for Committee members include experience in corporate governance, business management, personnel or human resources management, and organizational behavior.

        Selection. The Board selects Committee members. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member. The Committee will report to the Board of Directors.

Duties and Responsibilities

        The Committee has the following duties and responsibilities:

1.	Develop Corporate Governance Guidelines. The Committee shall develop and recommend to the Board corporate governance guidelines applicable to the Corporation. At least annually, the Committee shall review those guidelines and recommend changes, if appropriate.

2.	Assist in Succession Planning. At least annually, the Committee shall report to the Board on succession planning, which shall include appropriate contingencies in case the Chairman of the Board, the Chief Executive Officer, or the Chairman and Chief Executive Officer retires or is incapacitated. The Committee shall assist the Board in evaluating potential successors to these key leadership positions.

3.	Review Possible Conflicts of Interest. The Committee shall consider possible conflicts of interest of Board members and management and make recommendations to prevent, minimize, or eliminate such conflicts of interest. Consistent with NYSE listing requirements and the Company’s code of business conduct and ethics, the Board will cause the Company to promptly disclose any waiver of the Company’s conflict of interest policy for a director or executive officer. The Committee shall include in the Company’s governance guidelines information relating to the complaint helpline access procedures.

4.	Recommendations as to the Board. The Committee shall make recommendations regarding the appropriate size of the Board and the effectiveness of the Board in fulfilling its obligations to the Company and its stockholders.

5.	Board Reports. At least annually, the Committee shall report its activities to the Board and in such manner and at such times as the Committee or the Board deems appropriate. This report shall include the Committee’s assessment of the Board’s performance and procedures. To assist the Committee in this assessment, the Board shall periodically conduct a formal Board self evaluation.

6.	Other Delegated Duties or Responsibilities. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

7.	Board/Management Assessment. The Committee shall oversee the evaluation of the Board and management.

8.	Annual Evaluation. The Committee shall conduct an annual performance evaluation of the Committee.

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Meetings

        The Committee shall meet as frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair shall, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Each Committee member may submit items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board shall constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance shall be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation or its bylaws. The Committee Chair shall supervise the conduct of the meetings and shall have other responsibilities, which the Committee may designate from time to time. The Committee may request any officer or employee of the Company, or any representative of the Company’s advisors, to attend a meeting or to meet with any members or representative of the Committee.

Resources and Authority

        The Committee shall have appropriate resources and authority to discharge its responsibilities, including appropriate funding in such amount as the Committee deems necessary, to compensate any consultants and any independent advisors retained by the Committee. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

        In its sole discretion, the Committee will have the authority to delegate any of its responsibilities to subcommittees as appropriate.

Annual Review

        At least annually, the Committee shall (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its performance against the requirements of this Charter and review this evaluation with the Board. The Evaluation shall include the goals and objectives of the Committee for the upcoming year. The Committee shall conduct its review and evaluation in such manner as it deems appropriate.

        Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request sent to the Company’s Secretary. The Company’s annual report to stockholders will state that this Charter is available on the Company’s website and will be available upon request sent to the Company’s Secretary.

C-2

Annex D

CHARTER OF THE NOMINATING COMMITTEE

OF THE
BOARD OF DIRECTORS
OF
VALEANT PHARMACEUTICALS INTERNATIONAL
(a Delaware corporation)

Purpose

        The Nominating Committee of the Board of Directors of ICN Pharmaceuticals (a) identifies individuals qualified to become Board members, (b) recommends candidates to fill Board vacancies and newly-created director positions, and (c) recommends whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms.

Composition

        Size. The size of the Committee shall be determined by the Board, but in no case less than three members, subject to any requirements or limitations in the Company’s certificate of incorporation or bylaws.

        Qualifications. Each Committee member must be a member of the Board of Directors and will be “independent” under the rules of the New York Stock Exchange. Desirable qualifications for Committee members include experience in corporate governance, executive management, personnel or human resources management, and organizational behavior.

Duties and Responsibilities

        The Committee has the following duties and responsibilities:

1.	Identify New Director Candidates. The Committee shall identify individuals believed to be qualified to become Board members and recommend candidates to the Board to fill new or vacant positions. In recommending candidates, the Committee shall consider such factors as it deems appropriate consistent with the factors in the Company’s corporate governance guidelines. These factors may include judgment, integrity, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee shall also review the qualifications of, and make recommendations to the Board regarding, director nominations submitted to the Company in accordance with the Company’s bylaws or otherwise.

2.	Evaluate Incumbent Directors. The Committee shall evaluate whether an incumbent director should be nominated for re-election to the Board. The Committee will use the same factors established for new director candidates to make its evaluation and will also take into account the incumbent director’s performance as a Board member.

3.	Board Reports. At least annually, the Committee shall report its activities to the Board and in such manner and at such times as the Committee or the Board deems appropriate.

4.	Other Delegated Duties or Responsibilities. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

Meetings

        The Committee shall meet as frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair shall, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Each Committee member may submit items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board shall constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance shall be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation or its bylaws. The Committee Chair shall supervise the conduct of the meetings and shall have other responsibilities, which the Committee may designate from

D-1

time to time. The Committee may request any officer or employee of the Company, or any representative of the Company’s advisors, to attend a meeting or to meet with any members or representatives of the Committee.

Resources and Authority

        The Committee shall have appropriate resources and authority to discharge its responsibilities, including appropriate funding in such amount as the Committee deems necessary, to compensate any consultants and any independent advisors retained by the Committee. The Committee shall have the authority after consultation with the Board Chairman and Chief Executive Officer to engage search firms to assist in the identification of director candidates and the authority to set the fees and other retention terms of such search firms. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Annual Review

        At least annually, the Committee shall (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its performance against the requirements of this Charter and review this evaluation with the Board. The evaluation shall include the goals and objectives of the Committee for the upcoming year. The Committee shall conduct its review and evaluation in such manner as it deems appropriate.

        Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request sent to the Company’s Secretary. This Charter will also be periodically published in the proxy statement relating to the Company’s annual meeting of stockholders.

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Annex E

Valeant Pharmaceuticals International

CORPORATE GOVERNANCE GUIDELINES

PURPOSE

        The primary objective of Valeant Pharmaceuticals International (the “Company”) is to maximize stockholder value over the long term while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

SELECTION AND COMPOSITION OF THE BOARD

I.	Nominating Committee

As a permanent part of the structure of the Board of Directors (“Board”) there will be a standing nominating committee responsible for reviewing the composition of the Board for the appropriate skills and characteristics required of members of the Board in the context of the then current make-up of the Board. This assessment should include consideration of issues of judgment, diversity and skills, including, but not limited to, understanding the business of the Company and possessing a relevant international background— all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee is open to consider recommendations from all interested parties.

II.	Selection and Orientation of New Directors

The Board should be responsible for selecting its own members and in recommending them for presentation to the stockholders for election. The Board delegates the screening process involved to the Nominating Committee. The Nominating Committee will recommend to the Board the names of prospective Board members. The Board and the Company have a complete orientation process for new Directors that includes background material, meetings with senior management, and visits to Company facilities. To encourage Board member participation in continuing Board member education, the Company will pay reasonable education expenses.

III.	Nominating Committee Review of Board

The Nominating Committee, after consultation with the Chairman of the Board and the Chief Executive Officer, will formally review each Director’s continuation on the Board every three years, preceding re-nomination.

BOARD LEADERSHIP

IV.	Selection of the Chairman and Chief Executive Officer

Upon the Board’s determination to combine the roles of Chairman and Chief Executive Officer, an individual Director was selected to serve as Lead Director.

V.	Executive Sessions of Non-Management Directors

The Board, at its own discretion, will conduct regularly scheduled executive sessions of the non-management Directors. The Lead Director will preside over the regularly scheduled executive sessions without the attendance of management.

VI.	Mix of Management and Independent Directors

The Board believes that, as a matter of policy, there should be a substantial majority of Independent Directors on the Board.

BOARD COMPOSITION AND PERFORMANCE

VII.	Board Definition of What Constitutes Independence for Directors

The definition of “independent director” will be in accordance with the guidelines of the New York Stock Exchange (“Independent Director”). No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company. To assist in meeting this objective, the Board has adopted certain specific categorical standards to ascertain whether a director has a material relationship with the Company, either directly or as a partner, shareholder or officer of an organization, its parent or a consolidated subsidiary that has a relationship with the Company.

The following will be cause for disqualifications of independence:

(a)	a director who is an employee, or whose immediate family member is an executive officer, of the Company, its parent or a consolidated subsidiary (other than employment as interim Chairman or Chief Executive Officer), until three years after the end of such employment relationship;

(b)	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, its parent or a consolidated subsidiary, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) (and other than compensation for service as interim Chairman or Chief Executive Officer or received by an immediate family member for service as a non-executive employee), until three years after he or she ceases to receive more than $100,000 per year in such compensation;

(c)	a director who is affiliated with or employed, or whose immediate family member is affiliated with or employed in a professional capacity, by a present or former internal or external auditor of the Company, its parent or a consolidated subsidiary, until three years after the end of the affiliation or the employment or auditing relationship;

(d)	a director who is an executive officer, or whose immediate family member is an executive officer, of another company whose compensation committee’s membership includes an executive officer of the Company, its parent or a consolidated subsidiary is not independent until three years after the end of such service or the employment relationship;

(e)	a director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The following will not be considered a material relationship:

(f)	if a director, within the preceding three years, serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization have not exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

For relationships not covered by the aforementioned categorical standards, the determination of the existence of a material relationship shall be made by those Board members who satisfy the independence guidelines as defined above.

VIII.	Director Responsibilities

The Board represents and oversees the interests of shareholders of the Company. Director responsibilities include:

•	review, approval and monitoring of critical business, financial strategies and corporate objectives;
•	assessing major risks facing the Company and providing strategies to ameliorate those risks;
•	overseeing processes designed to ensure Company compliance with applicable laws, regulations and corporate policies;
•	adopt policies of ethical conduct and monitor compliance with those policies;
•	monitoring the effectiveness of the Company’s internal controls;

•	review, approval and monitoring of major corporate actions;
•	overseeing processes designed to ensure the accuracy and completeness of the company’s financial reporting;
•	overseeing succession planning for the chief executive officer;
•	overseeing the compensation of the Company’s principal officers elected by the Board;
•	providing counsel and assistance to the Company’s leadership.

IX.          Stock Ownership Requirement for Directors

Directors will own shares of common stock in the Company according to the policy of the Board.

X.	Former Chairman/ Chief Executive Officer’s Board Membership

The Board believes this arrangement is a matter to be decided in each individual instance. When the Chairman of the Board or Chief Executive Officer resigns from that position, he/she should submit his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chairman of the Board or Chief Executive Officer and the Board.

XI.	Retirement Age

                     Retirement age is 72 for Directors.

XII.	Board Compensation

It is appropriate for the staff of the Company to report once a year to the Compensation Committee on the status of Board compensation in relation to other companies. As part of a Director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a Director’s compensation should be held in stock options or shares of the Company. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with concurrence by the Board.

XIII.	Board’s Interaction with Investors, Media and the Public

The Chairman of the Board and Chief Executive Officer and/or designees in consultation with the Communications and Compliance Committee of the Board are authorized to speak on behalf of the Company. Individual Board members may, from time to time, be asked to speak on behalf of the Company with various constituencies.

XIV.        Annual Meeting Participation

The Board considers it important for Board members to be present and available to shareholders at the Company’s Annual Meeting. Directors are encouraged to attend the Company’s Annual Meeting.

BOARD RELATIONSHIP TO SENIOR MANAGEMENT

XV.         Regular Attendance of Non-Directors at Board Meetings

The Board welcomes the regular attendance at each Board meeting of non-Board members who are in the most senior management positions of the Company.

XVI.        Board Access to Senior Management

Board members will have complete access to the Company’s management. It is assumed that Board members will use proper judgment to be sure that this contact is not distracting to the business operation of the Company. Accordingly, the Board is encouraged to coordinate these communications with the Chief Executive Officer. The attendance at Board meetings of non-members of the Board will be at the discretion of the Board. In the normal course of business, the Chairman of the Board will invite appropriate management and non-directors to the meetings.

XVII.        Selection of Agenda Items for Board Meetings

The Chairman and Chief Executive Officer will establish the agenda for each Board meeting in conjunction with the Lead Director. Each Board member is free to suggest the inclusion of items on the agenda.

XVIII.       Board Materials Distributed in Advance

Information and data that is important to the Board’s understanding of the business to be addressed at the meeting will be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as complete and brief as possible while still providing the desired information. The material should be available 5 days in advance of the proposed or scheduled date of the meeting.

COMMITTEE MATTERS

XIX.         Number, Structure and Independence of Committees

From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. Each committee will have a charter approved by the Board of Directors. The current committees are Nominating, Corporate Governance, Executive, Finance and Audit, Compensation, and Communications and Compliance. Membership in the Nominating, Corporate Governance, Finance and Audit, and Compensation Committees will consist only of Independent Directors, although the Chairman of the Board and Chief Executive Officer, will be the Chairman of the Executive Committee and an ex-officio member of the Communications and Compliance Committee.

XX.         Assignment and Rotation of Committee Members

The Board believes that the corporate governance process is facilitated by an active and involved committee structure. The Board believes that the periodic rotation of committee membership is in the best interests of the Company and its stockholders. The Chairman of the Board, after consultation with other members of the Board, will consider the assignment of committee memberships and submit his nominees to the full Board for approval. All Board members will participate in the Committee structure of the Board.

XXI.         Committee Agenda

The chairman of a committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

LEADERSHIP DEVELOPMENT

XXII.        Formal Evaluation of the Chairman and Chief Executive Officer

The Compensation Committee with input from all Independent Directors will evaluate the performance of the Chairman of the Board and Chief Executive Officer at least annually and communicate its conclusions in writing to the full Board and the Chairman of the Board and Chief Executive Officer through the chairman of the Compensation Committee and/or the Lead Director, where appropriate.

XXIII.       Board Evaluation

The Corporate Governance Committee will be responsible for the coordination of an annual self-evaluation of the Board’s performance and procedures to determine whether it and its committees are functioning effectively, and will report the results of the evaluation to the Board. In order to meet this requirement, the Board approved the Board Assessment Workplan.

XXIV.        Succession Planning

Succession planning will include policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the chief executive officer. Succession planning should also be considered on a continuing basis for all senior managers in the event he/she may be unexpectedly unable to serve or found unqualified for promotion. The Board, through the Governance Committee, will review the succession plans on an annual basis.

XXV.        Independent Advice

The Board, or a committee, may seek legal or other expert advice from a source independent of management. Generally, this engagement would be with the knowledge of both the Chief Executive Officer and the Chairman of the Board.

XXVI.       Corporate Reporting and Communications Helpline

Any shareholder wishing to communicate with the Board of Directors or with a specific director, may do so by accessing the Company’s helpline at (800) 461-9330. The information will be relayed to the Company’s Corporate Secretary for coordination of delivery to the Board or specific director.

The Company has established an anonymous reporting process via the corporate helpline at (800) 461-9330 for reporting by any employee or shareholder of concerns relative to unethical or inappropriate behavior on the part of a Company employee or matters regarding suspected unethical financial practices.

REVISION OF GUIDELINES

These guidelines may be altered from time to time by recommendation of the Governance Committee and the approval of the full Board.

Annex F

BOARD AND COMMITTEE ASSESSMENT PROCESS AND WORKPLAN

        This Workplan has been approved by the Board of Directors to guide the Board assessment process through various stages. The plan includes several phases through 2006, which incorporate enhancements and evolve to expand the scope of the yearly assessment process. It is anticipated that this Plan will be reviewed on an on-going basis to ensure that the Plan encompasses opportunities for improvement as appropriate.

		Focus Group(s)	Individual Evaluator(s)	Feedback

I	2003	Board	Board Members	Full Board
		Chairman and Lead Director	Board Members	Chairman and Lead Director

II	2004	Board	Board Members	Full Board
		Board Committees	Members of Respective Committees	Individual Committees
		Chairman and Lead Director	Board Members	Chairman and Lead Director

III	2005	Board	Board Members	Full Board
		Board Committees	Board Members and Members of Respective Committees	Full Board and Individual Committees
		Chairman and Lead Director	Board Members	Chairman and Lead Director

IV	2006	Board	Board Members	Full Board
		Board Committees	Board Members and Members of Respective Committees	Full Board and Individual Committees
		Chairman and Lead Director	Board Members	Full Board, Chairman and Lead Director
		Individual Board Members	All Board Members (Peer Review)	Individual Board Members

F-1

Proxy Card

VALEANT PHARMACEUTICALS INTERNATIONAL
3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VALEANT PHARMACEUTICALS INTERNATIONAL

     The undersigned hereby appoints Robert W. O’Leary and Christina de Vaca as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Valeant Pharmaceuticals International (the “Company”) held of record by the undersigned on April 14, 2004 at the Annual Meeting of Stockholders to be held at 1:00 p.m. local time on May 25, 2004 and any adjournments or postponements thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote “FOR” the nominees to the Board of Directors listed on the reverse side of this proxy card and “FOR” the ratification of PricewaterhouseCoopers LLP as independent auditors for the Company. This proxy confers discretionary authority to vote on any other matter, if any, presented at the meeting, notice of which is received by the Company on or before March 25, 2004. This proxy shall be voted in accordance with the recommendations of the Board of Directors with respect to such other matters.

     This proxy revokes all prior proxies given by the undersigned with respect to matters covered by this proxy and the voting of shares of common stock at the 2004 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITS NOMINEES TO THE
BOARD OF DIRECTORS, AND “FOR” PROPOSAL 2.

(Continued, and to be signed, on the reverse side.)

Instructions for Voting Your Proxy

Valeant Pharmaceuticals International encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 5:00 p.m. Eastern Time on May 24, 2004, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE     Available only until 5:00 p.m. Eastern Time May 24, 2004.
•	Call toll free 1-877-381-4017 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

VOTE BY INTERNET     Available only until 5:00 p.m. Eastern Time May 24, 2004.
•	Access the website at http://proxy.georgeson.com to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

VOTE BY MAIL     Must be received prior to the Annual Meeting.
•	Please sign and date your proxy card and return it in the enclosed postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITS NOMINEES TO THE BOARD OF DIRECTORS, AND “FOR” PROPOSAL 2.

The Board of Directors of the Company recommends a vote “FOR” the nominees listed below.

1.	Election of three persons to the Board of Directors of the Company

Nominees: Edward A. Burkhardt, Timothy C. Tyson and Elaine S. Ullian

FOR ALL NOMINEES LISTED	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED
☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the following space.

The Board of Directors of the Company recommends a vote “FOR” Proposal 2.

2.	Ratification of PricewaterhouseCoopers LLP as independent auditors for the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned acknowledges receipt of the copy of the Notice of Annual Meeting and Proxy Statement (with enclosures and attachments) of the Company relating to the 2004 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THIS PROXY CARD TODAY.

SIGNATURE(S):	DATE:	, 2004

SIGNATURE(S):	DATE:	, 2004

Please date this Proxy and sign exactly as your name appears herein. When there is more than one owner, all must sign, when signing as an attorney, executor, administrator, trustee, guardian, corporate officer or partner, sign full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.